SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

WEYERHAEUSER COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a(6)(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notes:

NOTICE OF

2006 ANNUAL MEETING

OF SHAREHOLDERS

AND PROXY STATEMENT

Dear Shareholder:

I am pleased to invite you to attend your company’s annual meeting of shareholders at 9:00 a.m., Thursday, April 20, 2006, at the Corporate Headquarters Building, 33663 Weyerhaeuser Way South, Federal Way, Washington. A map and directions to the building are on the back cover.

A notice of the annual meeting and the proxy statement follow. Your vote is important. Whether or not you plan to attend the Annual Meeting in person, I urge you to vote your shares by phone, via the internet or by signing, dating and returning the enclosed proxy card promptly.

Sincerely,

Steven R. Rogel

Chairman, President and Chief Executive Officer

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS

Meeting Date:	April 20, 2006
Meeting Time:	9:00 a.m. PDT
Location:	Weyerhaeuser Company Corporate Headquarters Building 33663 Weyerhaeuser Way South Federal Way, Washington 98003

Record Date:	February 24, 2006

Agenda

•	To elect three Directors;

•	To take action on the shareholder proposals;

•	To approve, on an advisory basis of the appointment of auditors;

•	To transact any other business that may be properly brought before the Annual Meeting.

Admission

All shareholders are invited to attend the Annual Meeting. You will need an admission ticket or proof of ownership of Weyerhaeuser common stock or Weyerhaeuser Company Limited exchangeable shares, as well as a form of personal photo identification, to be admitted to the Annual Meeting.

The Annual Meeting will be held at the Weyerhaeuser Company Corporate Headquarters Building in Federal Way, Washington. Seating will be limited and on a first come basis. Please refer to page 3 of this Proxy Statement for information about attending the meeting.

Voting

Shareholders owning Weyerhaeuser common stock or Weyerhaeuser Company Limited exchangeable shares on the Record Date, or their legal proxy holders, are entitled to vote at the Annual Meeting. For information on how to vote your shares, please refer to the instructions on the enclosed proxy card or voting instruction form, or review the section titled “Proxy and Voting Information” on pages 2 and 3 of this Proxy Statement.

This Proxy Statement, form of proxy and Weyerhaeuser Company 2005 Annual Report is being distributed to shareholders on or about March 14, 2006.

Claire S. Grace

Corporate Secretary

Federal Way, Washington

2006 PROXY STATEMENT

WEYERHAEUSER COMPANY

P.O. Box 9777

Federal Way, Washington 98063-9777

(253) 924-2345

March 14, 2006

PROXY AND VOTING INFORMATION

Weyerhaeuser Company (the “Company”) will hold its annual meeting of shareholders at its Corporate Headquarters Building, Federal Way Washington on Thursday, April 20, 2006 at 9 a.m. to consider the items on the attached notice of shareholder meeting. All items on the attached notice are more fully described in this proxy statement.

The only securities eligible to vote at the annual meeting are the Company’s common shares and a special share of voting stock issued in connection with the Company’s 1999 acquisition of MacMillan Bloedel Limited.

A trustee, CIBC Mellon Trust Company, holds the special share of voting stock under a trust agreement. The trust agreement provides that each holder of exchangeable shares issued by Weyerhaeuser Company Limited, a Canadian subsidiary of the Company, is entitled to instruct the trustee how to vote at the Company’s shareholder meeting. The trustee will cast votes equal to the number of outstanding exchangeable shares as to which the trustee has timely received voting instructions from the holders. If the trustee does not receive voting instructions from a holder of exchangeable shares, such holder’s votes will not be cast at the shareholders meeting unless the shareholder attends the meeting in person, obtains a proxy from the trustee and votes the shares at the meeting as proxy for the trustee.

The holders of the Company’s common shares and the trustee acting for the exchangeable shareholders will vote together as a single class on all matters. Proxy cards are enclosed for shareholders who hold common shares and voting instruction cards are enclosed for shareholders who hold exchangeable shares.

Only shareholders of record at the close of business on February 24, 2006, will be eligible to vote at the annual meeting. On that date, 244,092,748 common shares and 2,035,315 exchangeable shares entitled to give voting instructions were outstanding. Each common share and each exchangeable share not held by the Company or its affiliates entitles the holder to one vote at the annual meeting. The enclosed form of proxy is solicited by the Board of Directors of the Company. A proxy may be revoked by notice in writing to the Corporate Secretary at any time before it is voted. If not revoked, the proxy will be voted as directed by the shareholder.

Under Washington law and the Company’s Restated Articles of Incorporation, if a quorum is present at the meeting: (i) the three nominees for election as directors who receive the greatest number of votes will be elected directors and (ii) the shareholder proposals set forth in this proxy statement will be approved if the number of votes cast in favor of the matter exceeds the number of votes cast against it.

In the election of directors, any action other than a vote for a nominee will have the practical effect of voting against the nominee. In the vote on the shareholder proposals, if a shareholder or broker abstains from voting or fails to vote it will have no effect on the approval of the proposals because abstentions and broker non-votes do not represent votes cast by shareholders.

The Company’s annual report to shareholders for 2005 is being mailed with this proxy statement to shareholders entitled to vote at the 2006 annual meeting.

VOTING INFORMATION

You may vote your shares in one of several ways, depending upon how you own your shares.

Shareholders of record (you own shares in your own name) can vote by telephone, on the Internet or by mail as described below. Street name shareholders (you own shares in the name of a bank, broker or other holder of record) should refer to the proxy form or the information you receive from the record holder to see which voting methods are available to you.

•	Voting by Telephone. Call the toll-free number listed on the proxy card and follow the instructions. Have your proxy card in hand when you call.

•	Voting on the Internet. Go to www.proxyvoting.com/wy and follow the instructions. Have your proxy card in hand when you access the web site.

•	Voting by Mail. Complete, sign, date and return the enclosed proxy card or voting instruction card in the envelope provided.

•	Voting at the annual meeting. If you decide to attend and vote in person, you may deposit your proxy card in the ballot box at the registration desk at the Annual Meeting or you may complete a ballot that will be distributed at the Annual Meeting.

If you are a street name shareholder, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting.

INFORMATION ABOUT THE MEETING

Attendance at the Annual Meeting is limited to shareholders. The meeting will be held at Weyerhaeuser’s Corporate Headquarters Building, 33663 Weyerhaeuser Way South, Federal Way, Washington. An admission ticket, which is required for entry into the Annual Meeting, is attached to your proxy card (or voting instruction card in the case of exchangeable shareholders) if you are a shareholder of record. If you plan to attend the annual meeting, please vote your proxy, but keep the admission ticket and bring it to the annual meeting along with photo identification.

If you are a street name shareholder and you plan to attend the annual meeting, you must present proof of your ownership of Weyerhaeuser common or exchangeable shares as of the record date. Acceptable proof would be an original, recent bank or brokerage account statement. You will also need to present photo identification to be admitted.

If you are a shareholder of record and arrive at the meeting without an admission ticket, we will admit you if we are able to verify that you are a shareholder of record and you have photo identification.

If you are a street name shareholder and arrive at the meeting without proof of your ownership of common or exchangeable shares as of the record date, you will not be admitted to the meeting.

If you are a street name shareholder and intend to designate a proxy holder, the designee must present your original signed form of proxy; proof of your ownership of common shares as of the record date, such as a bank or brokerage statement and photo identification. If we cannot verify that you are a shareholder, your designee will not be admitted to the meeting.

Exchangeable shareholders must designate in advance of the meeting on the form of voting instruction card, anyone that they intend to represent them at the meeting. Your designee will need to present photo identification. If your designee arrives at the meeting and his or her name is not on the designee list, the person will not be admitted to the meeting.

If you are hearing impaired or require other special accommodations due to disability, please write to the Corporate Secretary prior to the meeting.

No banners, placards, signs, literature for distribution, cameras, recording equipment, electronic devices, including cell phones, large bags, briefcases or packages will be permitted in the annual meeting.

ITEM 1. ELECTION OF DIRECTORS

The Restated Articles of Incorporation provide that the directors of the Company are classified into three classes, each class to be as nearly equal in number as possible. The classes relate to the director’s term of office. At each annual meeting of shareholders the successors to the directors whose terms expire at that meeting are elected for terms expiring at the third annual meeting after their election by the shareholders. The Board of Directors is authorized to fix the number of directors within the range of 9 to 13 members, and has fixed the number at 11. The three persons identified below are nominated to be elected at the 2006 annual meeting for three-year terms expiring at the 2009 annual meeting. All of the nominees currently are directors of the Company elected by the shareholders.

Unless a shareholder instructs otherwise on the proxy card, it is intended that the shares represented by properly signed proxies in the accompanying form will be voted for the persons nominated by the Board of Directors. The Board of Directors anticipates that the listed nominees will be able to serve, but if at the time of the meeting any nominee is unable or unwilling to serve, the proxy holders may vote such shares at their discretion for a substitute nominee.

Nominees for Election—Terms Expire in 2009

Richard F. Haskayne, 71, a director of the Company since 2000, was the chairman of TransCanada Corporation (gas transmission and power generation) from 1998 to 2005 and was chairman of Fording Inc. (coal and industrial minerals) from 2001 to 2003. He was chairman of NOVA Corporation from 1991 to 1998 until the company merged with TransCanada Pipelines. He was chairman of the board of MacMillan Bloedel Limited from 1996 to 1999 and is also a director of Encana Corporation. He was chairman, president and chief executive officer of Interhome Energy Inc., the parent company of Interprovincial Pipe Line and Home Oil from 1986 to 1991. In 1997, he was appointed an officer of the Order of Canada. In addition, he is director emeritus of the Canadian Imperial Bank of Commerce and board of governors chair emeritus of the board of the University of Calgary (after serving as chair from 1990 to 1996). He received the Woodrow Wilson award for corporate citizenship in 2004.

Rt. Hon. Donald F. Mazankowski, 70, a director of the Company since 1997, is a business consultant. He was a Member of Parliament, Government of Canada, from 1968 to 1993, served as Deputy Prime Minister from 1986 to 1993 and as Minister of Finance from 1991 to 1993. He also is a director of the Power Group of Companies; Shaw Communications, Inc.; Great-West Lifeco Inc., IGM Financial Inc.; Yellow Pages Group; Canadian Oil Sand Trust and Atco Ltd. He is Senior Advisor to Gowlings, LaFleur, Henderson LLP, Barristers and Solicitors. He is a past member of the board of governors of the University of Alberta and is past chairman of the Institute of Health Economics and is a Director of Canadian Genetic Diseases Network.

Nicole W. Piasecki, 43, a director of the Company since 2003, is executive vice president of Business Strategy & Marketing for Boeing Commercial Airplanes, The Boeing Company. She was vice president of Commercial Airplanes Sales, Leasing Companies from 2000 until January 2003; the Boeing Commercial Airplanes sales director for the Americas from 1997 to 2000; and served in various management positions in sales, marketing, and business strategy for the Commercial Aircraft Group from 1991 when she joined The Boeing Company as a customer engineer on the 777 airplane program until 1997. She is also a director of YWCA and is a fellow of the British American Project.

Continuing Directors—Terms Expire in 2007

Steven R. Rogel, 63, a director of the Company since 1997, has been chairman of the board since 1999. He has been the Company’s president and chief executive officer since 1997. Prior to joining the Company, he served as the president and chief executive officer of Willamette Industries, Inc. from 1995 to 1997 and as its president and chief operating officer from 1991 to 1995. He is a director of the Kroger Company and Union Pacific Corporation, and serves on the National Executive Board Boy Scouts of America. He is the former Chairman of the American Forest & Paper Association, and the National Council for Air and Stream Improvement, Inc.

Richard H. Sinkfield, 63, a director of the Company since 1993, is a senior partner in the law firm of Rogers & Hardin in Atlanta, Georgia, and has been a partner in the firm since 1976. He was a director of United Auto Group, Inc. (automobile retailer) from 1993 to 1999 and its executive vice president and chief administrative officer from 1997 to 1999. He was a director of Central Parking Corporation from 2000 to February, 2005. He is a former director of the Metropolitan Atlanta Community Foundation, Inc. and the Atlanta College of Art. He is a trustee of Vanderbilt University, a member of the executive board of the Atlanta Area Council of the Boy Scouts of America and was a member of the board of governors of the State Bar of Georgia from 1990 to 1998.

D. Michael Steuert, 57, a director of the Company since October 2004, has been senior vice president and chief financial officer for Fluor Corporation (engineering and construction) since 2001. He served as senior vice president and chief financial officer at Litton Industries Inc. (defense electronics, ship construction and electronic technologies) from 1999 to 2001 and as a senior officer and chief financial officer of GenCorp Inc. (aerospace, propulsion systems, vehicle sealing systems, chemicals and real estate) from 1990 to 1999. Prior to joining GenCorp Inc., he held financial management positions at TRW Inc. (space and automotive). He serves as Trustee of Prologis (NYSE: PLD), and is a member of the National Financial Executives Institute, and is past president of the Board of Trustees of the Mental Health Association of Summit County, Ohio.

James N. Sullivan, 68, a director of the Company since 1998, is the retired vice chairman of the board of Chevron Texaco Corporation (international oil company) where he was a director from 1988 to 2000. He joined Chevron Texaco in 1961, was elected a vice president in 1983 and served as its vice chairman from 1989 to 2000.

Continuing Directors—Terms Expire in 2008

Martha R. Ingram, 70, a director of the Company since 1995, has been chairman of Ingram Industries, Inc. (book distribution, and inland barging), since 1995 and a member of its board since 1981. She was its director of public affairs from 1979 to 1995. She is also a director of Ingram Micro, Inc. and AmSouth Bancorporation. In addition, she serves on the board of Vassar College, and is chairman of the Board of Trust of Vanderbilt University. She also serves as chairman of the board of the Nashville Symphony Association, is on the Board of the Nashville Opera, the Nashville Ballet and the Tennessee Repertory Theatre and is former chairman of the board of the Tennessee Performing Arts Center. Mrs. Ingram was also chairman of the 1996 Tennessee Bicentennial Commission.

John I. Kieckhefer, 61, a director of the Company since 1990, has been president of Kieckhefer Associates, Inc. (investment and trust management) since 1989, and was senior vice president prior to that time. He has been engaged in commercial cattle operations since 1967 and is a trustee of J.W. Kieckhefer Foundation, an Arizona charitable trust.

Arnold G. Langbo, 68, a director of the Company since 1999, was chairman of Kellogg Company (cereal products) from 1992 until his retirement in 2000. He joined Kellogg Canada Inc. in 1956 and was elected president, chief operating officer and a director of Kellogg Company in 1990. He served as chief executive officer of Kellogg Company from 1992 to 1999. He is also a director of Johnson & Johnson and Whirlpool Corporation.

Charles R. Williamson, 57, a director of the company since October 2004, was the executive vice president of Chevron Texaco Corporation (international oil company) from August, 2005 until his retirement on December 1, 2005. He was chairman and chief executive officer of Unocal Corporation (oil and natural gas) until its acquisition by Chevron Texaco Corporation in 2005. He served as Unocal Corporation’s executive vice president, International Energy Operations from 1999 to 2000; group vice president, Asia Operations from 1998 to 1999; group vice president, International Operations from 1996 to 1997; and held numerous management jobs including positions in the United Kingdom, Thailand and the Netherlands since joining Unocal in 1977. He was a director of Unocal Corporation and former Chairman of the US-ASEAN Business Council.

BOARD OF DIRECTORS AND COMMITTEE INFORMATION

The Board of Directors of the Company, with the exception of the Company’s chief executive officer, is composed entirely of independent directors within the meaning of the listing requirements established by the New York Stock Exchange. The independent directors of the Board of Directors regularly meet in separate executive session without any member of Company management present. The Lead Director, who under the Board’s Corporate Governance Guidelines is the Chair of the Executive Committee, presides over these meetings.

The Board of Directors has documented the governance practices followed by the Company by adopting Corporate Governance Guidelines. The Corporate Governance Guidelines set forth the practices the Board of Directors will follow with respect to Board function and operation, company operations, Board organization and composition and Board conduct. The Governance Guidelines may be viewed at http://www.weyerhaeuser.com.

The Board of Directors has a number of committees that perform certain functions for the Board. Current committees of the Board of Directors include the Executive Committee, Audit Committee, Compensation Committee, Corporate Governance Committee, Finance Committee and International Committee.

The Board of Directors met on six occasions in 2005. Each of the directors attended at least 75% of the total meetings of the Board and the committees on which he or she served in 2005 except Mrs. Ingram who attended 60% of the Board and committee meetings on which she served. The following table provides membership and meeting information for each of the Board committees:

Name	Audit Committee		Compensation Committee		Executive Committee		Corporate Governance Committee		Finance Committee		International Committee
Richard F. Haskayne					X		X		X	*
Martha R. Ingram	X				X	*
John I. Kieckhefer			X								X
Arnold G. Langbo			X						X
Donald F. Mazankowski	X										X
Nicole W. Piasecki							X				X
Steven R. Rogel					X
Richard H. Sinkfield							X	*	X
D. Michael Steuert	X	*					X
James N. Sullivan			X	*			X
Charles R. Williamson			X						X
Total meetings in fiscal year 2005	4		6		0		4		3		2

*	Committee Chairman

Below is a description of each committee of the Board of Directors. Each committee of the Board has adopted a charter and the current charter for each committee may be viewed at http://www.weyerhaeuser.com.

The Executive Committee has the powers and authority of the Board of Directors in the interval between Board of Directors meetings, except to the extent limited by law. The chairman of the Executive Committee is an independent director and is also the lead director for the Board of Directors. The Executive Committee did not meet in 2005, but acted by consent in lieu of meeting on two occasions during the year.

The Audit Committee, through regular or special meetings with management, the director of internal audit and the Company’s Independent Auditor, provides oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company, including the Company’s compliance with legal and regulatory requirements, and such other duties as the Board or the Committee chairperson deems appropriate. The Board of Directors has determined that each member of the Audit Committee is independent within the meaning of the listing requirements of the New York Stock Exchange.

The Compensation Committee has responsibility for reviewing and approving the strategy and design of the Company’s compensation and benefits systems, making recommendations to the Board of Directors with respect to incentive compensation and equity-based plans, reviewing the compensation of the Company’s directors and chief executive officer; reviewing and approving salaries and incentive compensation of Company officers and certain other positions; and administering the Company’s stock option and incentive compensation plans. The Board of Directors has determined that each member of the Compensation Committee is independent within the meaning of the listing requirements of the New York Stock Exchange.

The Corporate Governance Committee takes a leadership role in shaping the governance of the corporation and provides oversight and direction regarding the functioning and operation of the Board, including reviewing and recommending to the Board candidates for election as Directors. The Committee manages the processes used by the Board to evaluate the Chief Executive Officer and provides oversight on senior management succession planning, ethics and business conduct of the Company, human resources practices, and environmental and safety issues at the Company. The Board of Directors has determined that each member of the Corporate Governance Committee is independent within the meaning of the listing requirements of the New York Stock Exchange.

The Finance Committee monitors and oversees the Company’s financial resources and strategies, with emphasis on those issues that are long-term in nature. The Committee provides guidance to the Board regarding major financial policies of the Company, oversees financial matters of importance to the Company, reviews with management the Company’s major financial risk exposure; and reviews and approves credit policies, cash management and pension fund investment strategies. The Committee also makes recommendations to the Board regarding operating plans, debt and equity programs and appropriate actions related to significant mergers, acquisitions, asset sales or purchases and other significant business opportunities. The Board of Directors has determined that each member of the Finance Committee is independent within the meaning of the listing requirements of the New York Stock Exchange.

The International Committee of the Board advises the Company on relevant, critical policy issues, as well as investment and other commercial opportunities, outside the United States and provides oversight and direction on the economic, political and social trends in countries where the Company has international operations.

CONSIDERATION OF DIRECTOR NOMINEES

Director Qualifications. The Board codified standards for Directors in the Board’s Corporate Governance Guidelines. The Guidelines provide that the Board should encompass a range of talent, skill and expertise sufficient to provide sound and prudent guidance with respect to the Company’s operations and interests, and that at all times a majority of the Board must be “independent directors” as defined from time to time by the listing requirements of the New York Stock Exchange and any specific requirements established by the Board. Each Director is expected to exhibit high standards of integrity, commitment and independence of thought and judgment; to use his or her skills and experiences to provide independent oversight to the business of the Company; and to represent the long-term interests of all the shareholders. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively. Directors must be committed to devoting the time and effort necessary to learn the business of the Company and the Board.

As part of its periodic self-assessment process, the Board of Directors has determined that the Board as a whole must have the right diversity, mix of characteristics and skills for the optimal functioning of the Board in its oversight of the Company and that the Board should be comprised of persons with skills in areas such as finance; sales and markets; strategic planning; human resources and diversity; safety; industry business; leadership of large, complex organizations; legal; banking; government and governmental relationships; international business and international cultures; and information technology.

In addition to the targeted skill areas, the Corporate Governance Committee has identified key knowledge areas it believes are critical for directors to add value to a Board, including Strategy: knowledge of the Company business model, the formulation of corporate strategies, knowledge of key competitors and global markets; Leadership: skills in coaching senior executives and the ability to assist the CEO in his development; Organizational Issues: understanding of the implementation of strategies, change management processes, group effectiveness and organizational design; Relationships: understanding how to interact with governments, investors, financial analysts, and communities in which the Company operates; Functional: understanding of finance matters, financial statements and auditing procedures, technical expertise, legal issues, information technology and marketing; and Ethics: the ability to identify and raise key ethical issues concerning the activities of the Company and senior management as they affect the business community and society.

Identifying and Evaluating Nominees for Directors. The Corporate Governance Committee uses a variety of methods for identifying and evaluating nominees for Director. The Corporate Governance Committee regularly assesses the mix of skills and industries currently represented on the Board, whether any vacancies on the Board are expected due to retirement or otherwise, the skills represented by retiring directors, and additional skills highlighted during the Board self-assessment process that could improve the overall quality and ability of the Board to carry out its function. In the event vacancies are anticipated, or otherwise arise, the Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Corporate Governance Committee through current Board members, professional search firms, shareholders or other persons. The Corporate Governance Committee or a subcommittee thereof may interview potential candidates to further assess their ability to serve as a director, as well as the qualifications possessed by the candidates. The Corporate Governance Committee then determines the best qualified candidates based on the established criteria and recommends such candidates to the Board for election at the next meeting of shareholders.

Shareholder Nominees. The Corporate Governance Committee will consider nominees for the Board of Directors recommended by shareholders. If a shareholder wishes to recommend a nominee, he or she should write to the Corporate Secretary of the Company specifying the name of the nominee and the nominee’s qualifications for membership on the Board of Directors. All such recommendations will be brought to the attention of the Corporate Governance Committee.

SHAREHOLDER COMMUNICATIONS

Communications may be addressed to the Corporate Secretary of the Company, marked to the attention of the Board or any of its Committees, the independent Directors or individual Directors.

ANNUAL MEETING ATTENDANCE

The Directors are encouraged and expected to attend the Company’s annual meetings if possible. Eleven Directors attended the 2005 Annual Meeting.

DIRECTORS’ COMPENSATION

As of April, 2006, each non-employee director receives for service as a director an annual fee of $140,000. The chairmen of each of the committees receive an additional annual fee of $10,000. Directors also are reimbursed for travel expenses in connection with meetings. Compensation is available for extended travel on Board business at the request of the Board or a Committee of the Board at the rate of $2,000 per day, including travel days and work days.

The Board of Directors has designated that $70,000 of the $140,000 annual fee paid to non-employee directors automatically will be placed into a common share equivalents account under the Fee Deferral Plan for Directors. The value of the common share equivalents account is measured from time to time by the value of the Company’s common shares and is payable to a director in cash at a time selected in advance by the director, which must be on or after the director’s termination of service as a director. The share equivalents account is credited on each dividend payment date for common shares with the number of share equivalents that are equal in value to the amount of the quarterly dividend on common shares. The Fee Deferral Plan for Directors provides that non-employee directors may defer receipt of all or a portion of the remaining fees for services as a director and elect between interest bearing and common share equivalent accounts as the investment vehicle for the deferred fees. The Fee Deferral Plan for Directors is administered by the Compensation Committee.

BENEFICIAL OWNERSHIP OF COMMON SHARES

Directors and Executive Officers

The following table shows as of January 20, 2006 the numbers of common and exchangeable shares of the Company that each director, each named executive officer and the directors and executive officers as a group, have the power to vote or cause disposition of the shares. On all matters submitted for shareholder vote, the common shares vote together with the special voting stock held by the trustee. Under the trust agreement, the trustee is entitled to cast a number of votes equal to the number of outstanding exchangeable shares not owned by the Company or its affiliates and as to which the trustee has timely received voting instructions from the exchangeable shareholders. Accordingly, percentages of total beneficial ownership have been calculated based upon the total number of common shares and non-affiliated exchangeable shares outstanding as of December 25, 2005.

Name of Individual or Identity of Group	Voting and or Dispositive Powers (number of common and exchangeable shares) (1)(2)(3)	Percent of Class (common and exchangeable shares)	Common Share Equivalents (4)
Marvin D. Cooper	131,494	*	1,359
William R. Corbin	179,236	*	—
Daniel S. Fulton	105,670	*	23,369
Richard F. Haskayne	3,000	*	10,726
Richard E. Hanson	168,250	*	17,611
Martha R. Ingram	261,046	*	5,861
John I. Kieckhefer	4,461,798	1.8	22,149
Arnold G. Langbo	200	*	6,158
Donald F. Mazankowski	800	*	13,928
Nicole W. Piasecki	466,182	*	3,403
Steven R. Rogel	918,374	*	75,970
Richard H. Sinkfield	500	*	8,576
D. Michael Steuert	—	*	1,341
James N. Sullivan	1,000	*	13,367
Charles R. Williamson	—	*	2,681

Directors and executive officers as a group (28 individuals)	8,533,427	3.5	258,804

*	Denotes amount is less than 1%

(1)	Includes the number of shares that could be acquired within 60 days after January 20, 2006 pursuant to outstanding stock options, as follows: Mr. Cooper, 130,688 common shares; Mr. Corbin, 177,990 common shares; Mr. Fulton, 105,300 common shares; Mr. Hanson, 161,900 common shares; Mr. Rogel, 915,000 common shares, and of the executive officers as a group 2,240,642 common shares.

(2)	Includes shares for which certain of the directors and nominees share voting and dispositive powers with one or more other persons as follows: Mr. Kieckhefer, 3,630,527 shares; Ms. Piasecki, 442,330 shares and of the executive officers as a group 1,016,606.

(3)	Beneficial ownership of some of the common shares is disclaimed by certain of the individuals listed as follows: Mr. Kieckhefer, 3,970,969 shares; Ms. Piasecki, 447,239 shares and of the executive officers as a group 968,069 shares.

(4)	Common share equivalents held as of December 25, 2005 under the Fee Deferral Plan for Directors or under the Incentive Compensation Plan for Executive Officers.

Owners of More Than 5%

The following table sets forth the number of common shares held by persons known to the Company to beneficially own more than five percent of common shares.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (common shares)
Capital Research and Management Company (1)	36,940,500	15.2
333 South Hope Street
Los Angeles CA 90071

Wellington Management Company, LLP (2)	15,686,330	6.45
75 State Street
Boston MA 02109

Franklin Mutual Advisors, LLC (3)	16,964,198	7.1
51 John F. Kennedy Parkway Short Hills NJ 07078

(1)	Based on a Schedule 13G dated February 6, 2006, in which Capital Research and Management Company reported that, as of December 31, 2005, it had voting power over 3,882,500 of the shares and sole dispositive power over all 36,940,500 shares. Capital Research and Management Company disclaims beneficial ownership of all of the shares.

(2)	Based on a Schedule 13G dated February 14, 2006 in which Wellington Management Company, LLP reported that, as of December 31, 2005, it had sole voting and dispositive powers over none of the shares; shared voting power over 7,108,538 shares and shared dispositive power over all 15,686,330 shares.

(3)	Based on a Schedule 13D dated April 29, 2005 in which Franklin Mutual Advisors, LLC reported that, as of April 19, 2005, it had sole voting and dispositive powers over all 16,964,198 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and certain of its officers to send reports of their ownership of Weyerhaeuser stock and of changes in such ownership to the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange. Based solely on the Company’s review of the copies of such reports it has received, the Company believes that all of its directors and officers filed all such reports on a timely basis with respect to transactions during 2005 except as follows:

William R. Corbin failed to timely file a report on Form 4 reporting the disposition of common share equivalents.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE MANAGEMENT COMPENSATION

The Compensation Committee of the Board of Directors is composed entirely of directors who are not employees of the Company and who are independent within the meaning of the listing requirements of the New York Stock Exchange.

It is the Committee’s responsibility to review and approve the strategy and design of the Company’s compensation, equity-based and benefits programs for all the Company’s executive officers, including the chief executive officer. The Committee also reviews and approves base salary increases, incentive payments and stock option grants for executive officers; and reviews and approves corporate goals and objectives relevant to compensation for the chief executive officer, evaluates his compensation in light of those goals and objectives, and makes recommendations to the Board for the chief executive officer’s compensation based on this evaluation. Weyerhaeuser Company’s executive officers are the senior officers who constitute the Senior Management team, including the named executive officers in the Summary Compensation Table. The Committee also approves compensation actions for certain other business and function leaders of the Company.

The Committee retains external compensation consultants to advise the Committee on compensation strategy, plan design and executive compensation levels. Weyerhaeuser’s compensation organization serves as the management liaison to the Committee and provides additional counsel, data and analysis as requested by the Committee.

In late 2004 the Committee selected a consultant to assist the Committee in conducting a strategic review of the Company’s compensation programs and practices. This Committee Report includes a description of the Committee’s compensation decisions for the Company’s executives for 2005, as well as a high-level summary of the changes approved by the Committee for executive compensation beginning in 2006.

Compensation Philosophy and Principles

Weyerhaeuser’s compensation philosophy is to motivate and reward employees in the achievement of business objectives that will result in superior financial performance and create shareholder value. This philosophy has been implemented through Company programs and practices based on the following key principles:

•	Establish pay levels that allow the Company to attract and retain persons with the skills critical to the long-term success of the Company and are at competitive levels.

•	Link rewards to the creation of long-term shareholder value.

•	Provide an appropriate mix of fixed- and variable-pay programs to support a strong pay-for-performance culture.

•	Target total compensation at the market median with a greater percent of compensation tied to Company performance at higher levels of management. Provide opportunity for above-market compensation for superior performance.

•	Maintain simplicity in design and administration to control costs and ensure employee understanding.

Peer Group for Compensation and Performance

In determining target levels for executive base salary, cash incentives and equity compensation, the Committee has historically used other forest products companies as the peer group for comparison purposes. The primary source of forest products industry data is the Forest Products Industry Compensation Association Survey, published annually. Companies formerly in the Standard and Poor’s Paper and Forest Products Group, and used for the Comparison of Five-Year Cumulative Total Returns graph, typically participate in this survey along with other forest products companies. The Committee also considers general industry compensation data for senior executives and, in particular for executives who are responsible for Weyerhaeuser Real Estate Company (“Real Estate Company”), data from the homebuilding industry to ensure that compensation levels are sufficient to reflect the scope and complexity of Company operations and to attract and retain executives. Sources of data include published compensation surveys, proxies and external consulting firms.

For determining funding levels for the Company’s cash incentive plan, which are based on Company performance, the Committee has historically used forest products industry companies as the peer group. For 2005, the industry peer group companies were: Boise Cascade, Bowater, Georgia Pacific, International Paper, Louisiana Pacific, Mead Westvaco, Potlatch, Smurfit-Stone and Temple Inland. Performance relative to the Standard and Poor’s 500 stock index is also considered.

Key Components of Compensation

Base Salary. The Company assigns a salary range for each executive officer position. The salary range midpoints are targeted at the 50th percentile using other forest products companies as the primary source of data.

The Committee reviews and approves all salary ranges and salary increases for executive officers. In determining individual salary increases, the Committee uses its discretion after considering these factors: (1) individual performance of the executive compared to agreed-upon performance goals, (2) position of the executive’s salary in the assigned pay range, (3) experience, and (4) the salary budget for the Company. Key performance goals for leaders in 2005 were principally in the areas of: safety, diversity, financial performance, relative competitive performance and customer value delivery.

Cash Incentive. The Company used its Management Incentive Plan in 2005 to focus executive officers and other participants on leading the industry in financial performance and returns to shareholders. Each position, including executive positions, is assigned a target bonus amount reflecting competitive practices in the peer group for similar positions. Targets for executive positions range from 45 to 100 percent of base pay. Payment of target bonus amounts is not guaranteed, but must be earned based on Company and business performance and achievement of individual goals.

The Management Incentive Plan has two components, a short-term or annual incentive and a mid-term or three-year incentive. The plan is designed so that one component, both components or neither may fund in any given year. Although the components have different measurement periods, both are designed to pay out annually if performance warrants. The level of performance necessary for funding is set by the Committee for multiple years and is not subject to annual adjustment by Company management.

The performance measure for the annual component is return on net assets relative to the selected industry competitors listed above. Return on net assets is used as the performance measure for the short-term component because of its historic link to total shareholder return in the forest products industry. The performance measure for the three-year component is total return to shareholders, relative to the selected industry competitors listed above (weighted at 70%) and the Standard & Poor’s 500 (weighted at 30%). This measure is used because of its direct link to the creation of shareholder value.

At the end of each year, the Committee establishes a preliminary bonus pool based on its review of the Company’s performance by comparison to the pre-determined measures and the performance of companies in the peer groups. This incentive pool is then allocated to businesses based on business performance against annual goals. Businesses then determine individual incentives based on individual performance against annual goals. For 2005, the key performance goals were principally in the areas of: safety, diversity, financial performance, relative competitive performance and customer value delivery.

Recommendations for bonus payments to executive officers are made to the Committee for review and approval. The Committee uses its discretion to determine the final bonus pool and each individual executive officer’s bonus. For 2005, the Committee established a funding pool of 25 percent of target based on the Company’s performance. In determining the final pool available and individual executive officer bonus payments, the Committee believes there is an appropriate and reasonable linkage of performance and pay.

Equity Compensation. On April 13, 2004 the shareholders of the Company approved the 2004 Long-Term Incentive Plan, which replaced the Company’s prior plans, and authorized the issuance of 17,000,000 shares of Weyerhaeuser stock. The Plan provides for the award of stock options, stock appreciation rights, restricted stock and stock units, and performance shares and performance units. The Company does not grant discounted options or reprice outstanding options.

The Plan is administered by the Compensation Committee, which has retained the exclusive authority to make awards under the Plan. The Committee approves all long-term incentive grants to executive officers and all other participants.

The primary purpose of the long-term incentive plan is to link compensation with the long-term interests of shareholders. The Committee has historically, and again in 2005, used stock options to achieve that link. The issuance of options at 100 percent of the fair market value assures that executives will receive a benefit only when the stock price increases. Options granted in 2005 vest over four years, and, if not exercised, expire in a maximum of ten years (or earlier in the case of termination of employment).

The Committee establishes an overall pool of stock options available for grant in any given year based on performance. The pool is established based on the Company’s review of competitive practices in the forest products industry and a conservative approach to granting equity. For grants in 2005, the Committee established a pool of 3,477,641 options available for grants to executive officers and other participants including special recognition grants available to all levels of employees. The Committee also established a target level of stock options for each executive officer position. The target level is based on competitive data indicating the estimated median value of long-term compensation. Stock option grants are not guaranteed and must be earned each year based on business and individual performance against established goals.

At the end of each year, stock options are allocated to businesses based on business performance against annual goals. Businesses then determine individual stock option grants based on individual performance against annual goals. For 2005, the key performance goals were principally in the areas of: safety, diversity, financial performance, relative competitive performance and customer value delivery. In determining annual stock option grants for executive officers, the Committee uses its discretion to make an award above or below target based on assessment of the executive’s performance and retention considerations.

Other Benefits

Executive officers are eligible for the following programs offered to all United States salaried employees. These programs are: qualified retirement or pension plan, 401(k) savings (including Company match), health and dental coverage, company-paid term life insurance, disability, paid time off, and paid holidays.

Selected high level employees, including executive officers, are also eligible for a deferral program and a supplemental retirement plan. The deferral plan provides the opportunity to defer base salary and cash incentives for payment at a future date. The interest rate earned for deferred compensation is determined each year by the Committee. The current interest rate formula is the average of 90-day Treasury bill rates over the prior year plus three percent. The supplemental retirement plan provides nonqualified benefits as described in the Pension Plan Table section.

In addition, under the deferral program, eligible participants, including executive officers, can choose to defer all or a portion of any cash incentives into a deferral account denominated in Weyerhaeuser share equivalents, with a 15 percent premium applied if payment is delayed for at least five years. The value of the deferred account grows or declines based on the performance of Weyerhaeuser stock (plus dividends). The purpose of the program is to further align executive interests with those of shareholders by providing an incentive linked to the performance of Weyerhaeuser stock.

Other benefits available to certain Company officers, including executive officers, are additional company-paid life insurance, payments of taxes incurred as a result of the payment of temporary living benefits, limited subsidized financial planning and executive severance in the event of involuntary termination. The financial planning benefit is available for one year post-retirement. Severance benefits are described below in the section entitled “Change in Control and Severance Agreements.” In addition, the Company has corporate memberships in two clubs that are made available to various officers, including executive officers for business entertaining.

The Company does not provide vehicles for personal use, personal travel for executives on Company aircraft or perquisites other than those described above.

Stock Ownership Requirements

Stock ownership requirements for executive officers have been in place since 1996. Each executive officer is required to acquire, over a five-year period after becoming an executive officer, a multiple of his or her base salary in shares of Weyerhaeuser stock. Minimum ownership levels are based on the executive’s salary grade, and range from one to three times base salary. The level of ownership is calculated on common shares held outside Company plans, deferred into a stock equivalent account (through the voluntary deferral program described above) and shares held in the Company’s 401(k) plan. Stock options do not count toward stock ownership requirements.

Deductibility of Compensation

The Committee has considered the provisions of Section 162(m) of the Internal Revenue Code, which limit the deductibility of compensation paid to each named executive to $1 million. To the extent possible, the Committee intends to preserve deductibility, but may choose to provide compensation that is not deductible in order to attract, retain and reward high-performing executives.

CEO Compensation

The Committee reviewed a tally sheet of all compensation, benefits and perquisites provided to the Chief Executive Officer. In addition the Committee reviewed competitive pay information from the compensation peer group and general industry. Based on this review, the Committee believes that the overall pay opportunity (base, bonus, long-term incentive) for the Chief Executive Officer is reasonable and competitive.

Mr. Rogel’s annual base salary is $1,250,000. This level is approximately at the median salary for CEOs of companies in the compensation peer group.

The target annual bonus award for the chief executive officer position is 100 percent of base salary. The Board determines Mr. Rogel’s annual bonus award based on three factors: the Company’s annual return on net assets compared to industry competitors, total shareholder return compared to industry competitors and the Standard & Poor’s 500, and the Board’s evaluation of his performance in relation to annual goals agreed to in advance with the Compensation Committee. For 2005, Mr. Rogel received an annual cash award of $500,000 which represents 40 percent of his target award under the Management Incentive Plan. The bonus award represents the Committee’s overall assessment of Mr. Rogel’s performance against the three factors described above.

For the long-term component of compensation, an award of 200,000 stock options was granted to Mr. Rogel in 2005. Based on competitive market data, this grant is below the median for long-term incentive grants for CEOs in the compensation peer group.

2005 Committee Review of Incentive Compensation

After selecting Mercer Human Resource Consulting to assist in the process, the Committee conducted an extensive 13-month review focusing on incentive compensation for salaried employees, including executive officers.

The Committee began its process with a review of governance and executive compensation best practices, shareholder interests and expectations, competitive trends and emerging issues. The Committee examined the Company’s overall performance and drivers of shareholder value in relationship to compensation paid to executive officers, and the compensation principles and programs best designed to promote and reward improved performance. Based on its review, the Committee recommended that the Company’s compensation plans and programs be revised and the Board approved the Committee’s recommendations in December 2005.

Compensation for salaried employees, including executive officers will continue to be made up of three components: base salary, cash incentives and equity. Beginning in 2006, for purposes of determining the cash incentives to be awarded, the Committee will use a group of basic materials companies as the peer group for assessing the Company’s performance and setting performance targets. The peer group will include forest products, chemicals, steel, aluminum, and glass companies. Key changes to incentive compensation include: (1) The Management Incentive Plan will be eliminated and replaced with an annual cash incentive plan that focuses on annual financial performance as measured by return on net assets (RONA); (2) RONA performance targets will be set by the Committee annually based on a number of factors, including peer performance, dividend requirements, interest expense and cost of equity; (3) all U.S. and Canadian salaried employees, including executive officers, will participate in the same annual cash incentive plan to promote alignment to the goal of improved operating performance; (4) profit sharing for salaried employees will be eliminated.

The 2006 annual cash incentive plan has been filed with the Securities and Exchange Commission and is available at www.weyerhaeuser.com.

The Committee’s 2005 strategic review also resulted in the following changes in the Company’s long-term incentive practices beginning in 2006: (1) For executive officers, the long-term incentive opportunity will be granted half in options and half in a new performance share plan. The value of the performance share plan (Weyerhaeuser Performance Plan) award will be based on performance relative to the new basic materials group over a 3-year period. If performance equals the peer group’s performance, the award will be paid at target levels; if performance exceeds or falls below peer performance, the award will be adjusted accordingly up to a maximum or down to 0. Performance will be measured as RONA in excess of a benchmark rate. (2) For other equity-eligible leaders and employees, the long-term incentive opportunity will be granted half in options and half in restricted stock units. Overall, the changes in the long-term, incentive program provide clear alignment to improving performance relative to peers/competitors and increasing returns to shareholders.

James N. Sullivan Chairman	Charles R. Williamson

John I. Kieckhefer	Arnold Langbo

AUDIT COMMITTEE REPORT

The Audit Committee is composed of independent directors as defined by the rules of the New York Stock Exchange and acts under a written charter revised by the Committee in 2003. A copy of the charter is attached to this proxy statement as Appendix A and is also available on the Company’s web site at www.weyerhaeuser.com.

Management is responsible for the Company’s internal controls and the financial reporting process. KPMG LLP, the Company’s independent accountants, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee’s responsibility is to monitor and oversee these processes on behalf of the Board of Directors.

In this context, the Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended. In addition, the Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 and has reviewed, evaluated and discussed the written report with that firm and its independence from the Company.

The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee also has reviewed and discussed the audited financial statements with management.

Based on the review and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 25, 2005. The Committee has also selected KPMG LLP as the Company’s independent auditors for 2006.

D. Michael Steuert	Martha R. Ingram

Donald F. Mazankowski

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messers. Kieckhefer, Langbo, Sullivan and Williamson served as members of the Compensation Committee during 2005. None of the members of the Compensation Committee was an officer of the Company or any of its subsidiaries during 2005 or any prior period. No executive officer of the Company served as a member of the compensation committee or as a director of any company where an executive officer of such company is a member of the Compensation Committee or is a director of the Company.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Edward P. Rogel, Senior Vice President, Human Resources, an executive officer of the Company, is the first cousin of Steven R. Rogel, Chairman of the Board of Directors, President and Chief Executive Officer.

CODE OF ETHICS

The Company’s first Code of Ethics was issued in 1976. It is currently in its seventh edition and is issued to all directors and employees. It is also available to customers, contractors, suppliers and the public. The Code is available on the Company’s web site at www.weyerhaeuser.com.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

WEYERHAEUSER COMPANY AND PAPER & FOREST PRODUCTS INDUSTRY PEER GROUP

Comparison of Five-Year Cumulative Total Return

Weyerhaeuser Company, S&P 500 and Paper & Forest Products Industry Peer Group

Assumes $100 invested on December 31, 2000 in Weyerhaeuser common stock, S&P 500, and companies that comprised Standard & Poor’s Paper and Forest Products Index on December 31, 2001, excluding Willamette Industries, Inc.

•	Total return assumes dividends are reinvested quarterly.

•	Market returns are adjusted for spinoffs and/or any other special dividends.

•	Measurement dates are the last trading day of the calendar year shown.

•	The Standard & Poor’s Paper and Forest Products Index, which the company has used for a number of years as the published industry index for comparison of cumulative total returns, was discontinued as of Dec. 31, 2001. The following companies, which previously constituted the group of companies in that index, constitute the Industry Peer Group in this chart: Georgia-Pacific, International Paper, Louisiana Pacific, Mead Westvaco and Potlatch.

•	Boise Cascade not included in forest products industry group for 2005 due to conversion to OfficeMax and the company’s change of primary focus to retail.

SUMMARY COMPENSATION TABLE

		Annual Compensation (3)					Long-Term Compensation
							Awards		Payouts
Name and Principal Position (1)	Year	Salary ($)	Bonus ($)(4)		Other Annual Comp. ($)(6)		Restricted Stock Award(s) ($)	Options/ SARs (#)	LTIP Payouts ($)	All Other Compen- sation ($)(7)
S. R. Rogel	2005	1,250,000	500,000		—		None	200,000	None	12,442
Chairman/Pres./CEO	2004	1,224,038	2,000,000		—		None	200,000	None	11,978
	2003	1,148,077	1,500,000		—		None	200,000	None	11,000

R. E. Hanson (2)	2005	671,439	140,000		—		None	58,000	None	12,442
Chief Oper. Officer	2004	595,250	642,870		—		None	60,000	None	53,369
	2003	551,615	551,880		—		None	52,000	None	11,000

W. R. Corbin	2005	589,707	77,366		—		None	46,000	None	12,442
Executive VP	2004	567,731	538,200		—		None	46,000	None	11,978
	2003	546,981	492,278		—		None	52,000	None	11,000

D. S. Fulton	2005	570,096	2,000,000	(5)	—		None	45,000	None	142,595
Pres. / WRECO	2004	533,173	1,663,200		—		None	45,000	None	47,978
	2003	367,462	1,200,000		—		None	33,000	None	30,518

M. D. Cooper	2005	520,336	65,472		61,406	(6c)	None	26,000	None	12,442
Senior VP	2004	505,808	396,000		61,205	(6c)	None	31,000	None	10,823
	2003	493,212	338,175		88,536	(6c)	None	26,000	None	17,596

(1)	Includes the Chairman/President/ Chief Executive Officer and the four other most highly compensated executive officers at the end of 2005, as measured by salary and bonus.

(2)	Mr. Hanson was appointed Chief Operating Officer February 17, 2003.

(3)	Compensation deferred at the election of the executive is included in the category and year it would have otherwise been paid if it had not been deferred.

(4)	The bonus is a cash incentive comprised of two components, an annual incentive and a three-year incentive. The cash incentive plan is discussed in further detail in the Compensation Committee Report, under “Cash Incentive.” For 2003, the entire bonus amounts for Messrs. Rogel, Hanson, Corbin and Cooper have been based on results of the three-year incentive.

(5)	The bonus for Mr. Fulton is based on performance of the Weyerhaeuser Real Estate Company and his individual performance. His bonus is determined by the Weyerhaeuser Company CEO and approved by the Weyerhaeuser Company Board of Directors.

(6)	Other Annual Compensation is the aggregate of:

(a)	That portion of interest above market rates (as defined by the SEC) paid on compensation voluntarily deferred by the individuals;

(b)	Tax gross-up payments; and

(c)	The aggregate cost to the company of perquisites and personal benefits if the amount is in excess of the lesser of $50,000 or 10 percent of the executive’s salary plus annual bonus for the year. Amounts reported for 2005 that represent at least 25% of the aggregate are:

•	For Mr. Cooper: In 2005, temporary living benefit of $34,054; tax gross-up payment related to the temporary living benefit of $26,166; financial planning benefit of $1,186. In 2004, temporary living benefit of $34,287; tax gross-up payment related to the temporary living benefit of $26,345; financial planning benefit of $573. In 2003, temporary living benefit of $40,585; tax gross-up payment related to the temporary living benefit of $31,183; financial planning benefit of $4,736.

(7)	All Other Compensation includes:

(a)	The Company contribution to qualified 401(k) and profit sharing plan accounts;

(b)	The premium amount credited to the executive’s deferred compensation account based on the bonus amount deferred as common share equivalents; and

(c)	Premiums for executive term life insurance.

•	Mr. Rogel’s All Other Compensation represents Company contribution to the qualified 401(k) plan in the amount of $10,290 for 2005, $11,200 for 2004 and $9,800 for 2003. The company contribution to the Profit Sharing Plan (PSP) was $1,374 for 2005. Also included is executive term life insurance premium of $778 for 2005, $778 for 2004 and $1,200 for 2003.

•	Mr. Hanson’s All Other Compensation represents Company contribution to the qualified 401(k) plan in the amount of $10,290 for 2005, $11,200 for 2004 and $9,800 for 2003. The company contribution to the Profit Sharing Plan (PSP) was $1,374 for 2005. Mr. Hanson’s All Other Compensation for 2004 also includes $41,391 as a premium amount credited to his deferred compensation account based on bonus deferred into share equivalents. Also included is executive term life insurance premium of $778 for 2005, $778 for 2004 and $1,200 for 2003.

•	Mr. Corbin’s All Other Compensation represents Company contribution to the qualified 401(k) plan in the amount of $10,290 for 2005, $11,200 for 2004 and $9,800 for 2003. The company contribution to the Profit Sharing Plan (PSP) was $1,374 for 2005. Also included is executive term life insurance premium of $778 for 2005, $778 for 2004 and $1,200 for 2003.

•	Mr. Fulton’s All Other Compensation represents Company contribution to the qualified 401(k) plan in the amount of $10,290 for 2005, $11,200 for 2004 and $9,800 for 2003. The company contribution to the Profit Sharing Plan (PSP) was $1,374 for 2005 and the WRECO Profit Sharing Plan was $5,453 for 2005. Mr. Fulton’s All Other Compensation also includes a premium amount credited to his deferred compensation account based on bonus deferred into share equivalents in the amount of $124,700 in 2005, $36,000 in 2004 and $19,518 in 2003. Also included is executive term life insurance premium of $778 for 2005, $778 for 2004 and $1,200 for 2003.

•	Mr. Cooper’s All Other Compensation represents Company contribution to the qualified 401(k) plan in the amount of $10,290 for 2005, $10,045 for 2004 and $8,286 for 2003. The company contribution to the Profit Sharing Plan (PSP) was $1,374 for 2005. Also included is executive term life insurance premium of $778 for 2005, $778 for 2004 and $1,200 for 2003.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

Individual Grants
Name (A)	No. of Securities Underlying Options/SARs Granted (1) (#)(B)	% of Total Options/SARs Granted to Employees in Fiscal Year (%)(C)	Exercise or Base Price ($)(D)	Expiration Date (E)	Grant Date Present Value ($)(F)
S. R. Rogel	200,000	5.75%	63.495	02/16/15	3,990,000(2)

R. E. Hanson	58,000	1.67%	63.495	02/16/15	1,157,100(2)

W. R. Corbin	46,000	1.32%	63.495	02/16/15	917,700(2)

D. S. Fulton	45,000	1.29%	63.495	02/16/15	897,750(2)

M. D. Cooper	26,000.75%		63.495	02/16/15	518,700(2)

(1)	Options granted in 2005 are exercisable starting 12 months after the grant date, with 25 percent of the shares covered thereby becoming exercisable at that time and with an additional 25 percent of the option shares becoming exercisable on each successive anniversary date, with full vesting occurring on the fourth anniversary date. The options were granted for a term of 10 years, subject to earlier termination in certain events related to termination of employment.

(2)	The estimated grant date present value reflected in the above table is determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options reflected in the above table include the following:

•	An exercise price on the option of $63.495 equal to the fair market value of the underlying stock on the grant date.

•	An option term of ten years.

•	An interest rate of 4.17 percent that represents the interest rate on a U.S. Treasury security with a maturity date corresponding to that of the option term.

•	Volatility of 28.64 percent calculated using daily stock prices for the three-year period prior to the grant date.

•	Dividends at the rate of $1.60 per share representing the annualized dividends paid with respect to a share of common stock at the date of grant.

The ultimate values of the options will depend on the future market price of the Company’s stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Company’s common stock over the exercise price on the date the option is exercised.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION/SAR VALUES

			Number of Securities Underlying Unexercised Options/SARs at FY-End		Value of Unexercised in-the-Money Options/ SARs at FY-End
Name	Shares Acquired on Exercise(1) (#)	Value Realized ($)	Exercisable (#)	Unexercisable (#)	Exercisable(2) ($)	Unexercisable(2) ($)
S. R. Rogel	160,000	2,388,750	721,250	493,750	8,392,203	2,993,938
R. E. Hanson	20,000	320,392	110,150	140,000	1,183,110	826,206
W. R. Corbin	31,000	514,650	130,240	118,250	1,410,861	747,400
D. S. Fulton	7,600	179,241	71,650	98,150	820,873	537,882
M. D. Cooper (3)	0	0	109,938	62,250	1,222,256	373,481

(1)	Number of securities underlying options/SARs exercised

(2)	Based on a fair market value on December 30, 2005 of $66.34

(3)	In connection with the acquisition by the company in 2002 of Willamette Industries, Inc., options to purchase shares of Willamette Industries, Inc. stock held by Mr. Cooper were converted into options to purchase company stock

PENSION PLAN TABLE

Estimated Annual Retirement Benefit (1)
Average Annual Compensation During Highest 5 Years	Years of Service
	15	20	25	30	35	40
400,000	89,872	119,829	149,786	179,744	209,701	239,658
500,000	113,122	150,829	188,536	226,244	263,951	301,658
600,000	136,372	181,829	227,286	272,744	318,201	363,658
700,000	159,622	212,829	266,036	319,244	372,451	425,658
800,000	182,872	243,829	304,786	365,744	426,701	487,658
900,000	206,122	274,829	343,536	412,244	480,951	549,658
1,000,000	229,372	305,829	382,286	458,744	535,201	611,658
2,000,000	461,872	615,829	769,786	923,744	1,077,701	1,231,658
3,000,000	694,372	925,829	1,157,286	1,388,744	1,620,201	1,851,658

(1)	Estimated annual benefits payable upon retirement at age 65 (before giving effect to applicable Social Security benefits) under the Retirement Plan and Supplemental Retirement Plan to individuals having the specified years of credited service and the indicated average annual salaries.

The Company’s Retirement Plan for Salaried Employees (the “Retirement Plan”) is a noncontributory, defined benefit pension plan for salaried employees under which normal retirement is at age 65 and early retirement can be elected by any participant who has reached age 55 and has at least 10 years of vesting service. The annual retirement benefit payable upon normal retirement is equal to (i) 1.1% of the participant’s average annual salary for the highest five consecutive years during the ten calendar years before retirement multiplied by years of credited service, plus (ii) .45% of such highest average annual salary in excess of the participant’s Social Security integration level (as such term is defined in the Retirement Plan), multiplied by the number of years of credited service. The benefit payable upon early retirement is a percentage of the benefit that would be payable upon normal retirement and ranges from 72% at age 55 to 100% at age 62. Joint and survivor elections may be made under the Retirement Plan. A participant in a defined benefit pension plan is generally limited under the Internal Revenue Code to an annual benefit at Social Security normal retirement age of the lesser of (i) $175,000 (subject to adjustment) or (ii) 100% of the participant’s average compensation during the consecutive three-year period in which he received the highest compensation. Further reduction may be required for retirement prior to the Social Security normal retirement age. Salary used in calculating retirement benefits is average annual salary for the highest five consecutive years during the ten calendar years before retirement.

Employees nominated by the Chief Executive Officer and approved by the Compensation Committee are eligible to participate in the Supplemental Retirement Plan (the “Supplemental Plan”). Supplemental Plan benefits, which are paid outside the Retirement Plan from the general funds of the Company, are determined by applying to incentive compensation paid in the five highest consecutive calendar years during the ten calendar years before retirement of total compensation (base salary plus any award under the Company’s incentive compensation plans) the formula for determining Retirement Plan benefits. The Supplemental Plan also includes benefits that exceed the Internal Revenue Code limitations described above.

If each of the executive officers named in the Summary Compensation table had retired in 2005, the five-year average compensation used to calculate retirement benefits would average 89% of total compensation set forth in such table and the final average compensation used to calculate retirement benefits for the named individuals in the table would have been, respectively, S.R. Rogel, $2,183,500, W.R. Corbin, $976,850, D.S. Fulton, $805,800, R.E. Hanson, $932,565 and M.D. Cooper, $792,695. The credited years of service for those individuals in the table are, respectively, 33.6, 18.5, 30.0, 36.7 and 25.7.

CHANGE IN CONTROL AND SEVERANCE AGREEMENTS

The Company has agreements with each of its executive officers providing for specified payments and other benefits if, within the six full calendar month period prior to or 24 calendar months following the effective date of a change in control of the Company, the officer’s employment is terminated (i) by the Company or its successor for reasons other than cause, mandatory retirement, disability or death, or (ii) by the officer if there has been (a) a material reduction in the officer’s position, title or reporting responsibilities existing prior to the change in control; (b) a requirement that the officer be based in a location that is at least 50 miles farther from the Company’s headquarters than was the officer’s primary residence immediately prior to the change in control; (c) a reduction by the Company in the officer’s base salary as of the effective date; (d) a material reduction in the officer’s benefits unless the overall benefits provided are substantially consistent with the average level of benefits of the other officers holding similar positions; or (e) a material reduction in the officer’s level of participation in any of the Company’s short- or long-term incentive compensation plans. In these circumstances, the officer will receive (1) an amount equal to three times the highest rate of the officer’s annualized base salary rate in effect prior to the change in control; (2) three times the officer’s target annual bonus established for the bonus plan year in which the officer’s date of termination occurs; (3) an amount equal to the officer’s unpaid base salary and accrued vacation pay through the effective date of termination; (4) the officer’s unpaid targeted annual bonus prorated for the number of days in the fiscal year through the date of the officer’s termination; (5) continuation of health care benefits and group term life insurance for the officer for 36 months or, if substantially similar coverage is impractical, payment of $25,000 each year for three years; (6) full vesting of the officer’s benefits under any and all supplemental retirement plans in which the officer participates, calculated under the assumption that the officer’s employment continues following the officer’s termination date for three full years; (7) an amount equal to the value of any premiums on share equivalents forfeited under the Comprehensive Incentive Compensation Plan in connection with the officer’s termination, and (8) an amount necessary to offset any federal excise and related income taxes payable by the officer on all payments received under the agreement, unless such amount is less than $10,000, in which case the officer’s benefits under the agreement are capped at the maximum amount that may be paid without incurring such excise taxes. In addition, in accordance with the terms of the Company’s long-term incentive plans, in the event of a change in control of the Company all outstanding stock options held by the officer become exercisable.

The agreements with each of the Company’s executive officers provide for severance benefits if the executive’s employment is terminated when there is no change in control unless the termination is for cause, meets the requirements of the Company’s mandatory retirement policy, death, disability or voluntary termination of employment by the executive. The severance benefit payable is an amount equal to (1) one and one-half times the highest base salary rate paid to the executive prior to termination; (2) one and one-half times the target annual bonus established for the bonus plan year in which the termination occurs; (3) the amount of the executives unpaid base salary and accrued vacation pay through the date of termination; (4) the officer’s unpaid targeted annual bonus prorated for the number of days in the fiscal year through the date of the officer’s termination; and (5) a payment of $10,000 for health care insurance premiums under COBRA. The severance benefit payable to Mr. Rogel where there is no change in control is the same as described above except that the amount in (1) is two times the highest base salary rate and the amount in (2) is two times the target annual bonus.

Pursuant to an arrangement with Mr. Cooper, who became the Company’s Senior Vice President, Pulp, Paper and Containerboard Manufacturing and Engineering in 2002, his initial annual salary was $486,000, he is a participant in the incentive plan for the Company’s senior executives and, beginning in 2003, was eligible for an annual bonus and grant of stock options based on the Company’s performance and his performance as an executive officer. As of 2003, he also was eligible to participate in the Company’s deferred compensation program, became a participant in the Company’s Supplemental Retirement Program and is entitled to other benefits generally available to the Company’s top management team. The Company also pays Mr. Cooper approximately $4,500 per month for a period of up to three years to cover the costs of apartment rental, utilities, furnishings and automobile, and pays travel expenses during that period for travel to his home in South Carolina.

Pursuant to an agreement with Mr. Rogel, who became the Company’s President and Chief Executive Officer on December 1, 1997, his initial annual salary was $925,000 and he is a participant in the incentive plan for the Company’s senior executives. His bonus is determined in three components, each to be given equal weight. The first component is a short-term incentive calculated based on the Company’s annual return on net assets compared to industry competitors. The second is an intermediate-term incentive calculated based on total shareholder return compared to industry competitors and the S&P 500. The third component is based on the Board’s evaluation of his performance as chief executive officer in relation to annual goals agreed to in advance with the Compensation Committee. The agreement provided that his 1998 bonus would be calculated as described above, but would not be less than $550,000. He received $503,944 to compensate for stock options and restricted stock forfeited upon leaving his prior employment, the entire amount of which was deferred into common share equivalents under the Company’s deferred compensation plan. As he chose to defer payment for at least five years, he was entitled to a 15% premium on the amount deferred into common share equivalents. He received a stock option grant of 150,000 shares on his first day of employment with the Company and he is a participant in the Company’s long-term incentive plan. He is also entitled to other benefits generally available to the Company’s top management team and is subject to the share ownership guidelines for those employees.

Pursuant to the agreement with Mr. Rogel, he is paid a non-qualified supplemental retirement benefit calculated under the terms of the Company’s Salaried and Supplemental Retirement Plans using his original hire date with his prior employer in 1972, less benefits paid to him under the Company’s Retirement Plans and his prior employer’s retirement plan. He received relocation benefits under the company’s employee relocation programs. Prior to joining the Company, Mr. Rogel was President and Chief Executive Officer of Willamette Industries, Inc.

ITEM 2—SHAREHOLDER PROPOSAL ON DIRECTOR ELECTION BY MAJORITY

A shareholder has advised the Company that he intends to present the following resolution at the Annual Meeting. In accordance with the applicable proxy statement regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the shares of Weyerhaeuser stock voting on the proposal in person or by proxy at the Annual Meeting.

Director Election Majority Vote Standard Proposal

Resolved: That the shareholders of Weyerhaeuser Company (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.

Supporting Statement: Our Company is incorporated in Washington. Among other issues, Washington corporate law addresses the issue of the level of voting support necessary for a specific action, such as the election of corporate directors. Washington law provides that unless otherwise provided in the articles of incorporation, in any election of directors the candidates elected are those receiving the largest numbers of votes cast by the shares entitled to vote in the election. (Washington Business Corporations Act, Title 23B RCW, Chapter 23B.07RCW Shareholders, Section 23B.070.280 Voting for Directors—Cumulative Voting).

Our Company presently uses the plurality vote standard to elect directors. This proposal requests that the Board initiate a change in the Company’s director election vote standard to provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.

We believe that a majority vote standard in director elections would give shareholders a meaningful role in the director election process. Under the Company’s current standard, a nominee in a director election can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from that nominee. The majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.

The majority vote proposal received high levels of support last year, winning majority support at Advanced Micro Devices, Freeport McMoRan, Marathon Oil, Marsh and McClennan, Office Depot, Raytheon, and others. Leading proxy advisory firms recommended voting in favor of the proposal.

Some companies have adopted board governance policies requiring director nominees that fail to receive majority support from shareholders to tender their resignations to the board. We believe that these policies are inadequate for they are based on continued use of the plurality standard and would allow director nominees to be elected despite only minimal shareholder support. We contend that changing the legal standard to a majority vote is a superior solution that merits shareholder support.

Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent director nominees who fail to receive a majority vote under a majority vote standard and whether a plurality vote standard may be appropriate in director elections when the number of director nominees exceeds the available board seats.

We urge your support for this important director election reform.

THE COMPANY’S RESPONSE TO THE SHAREHOLDER PROPOSAL—ITEM 2

The Board of Directors and management are committed to strong corporate governance and are following the discussions regarding majority election of directors with interest, but the Board believes it would be premature to change its director election procedures until there has been further study of the implementation issues raised by majority voting.

The public shareholders of almost all large corporations in America elect their Boards of Directors by plurality vote. This methodology is known and understood by shareholders. Plurality voting has been used by corporations that have been identified as leaders in corporate governance reforms. With few exceptions, plurality voting has proven over many decades to be an effective method of electing the representatives of shareholders of American corporations.

A majority voting standard represents a significant departure from current corporate practice, and, as acknowledged by the proponent of this shareholder proposal, raises practical difficulties in implementation. In addition to the challenges identified by the proponent, majority voting could destabilize the Board of Directors by creating sudden vacancies, deprive the Board of important skills, place the Board of Directors and its committees in violation of SEC and NYSE listing requirements, require the Company to increase spending in routine elections to ensure director nominees obtain the required votes, and have other unintended consequences in a market accustomed to plurality voting.

Recognizing that these are significant issues, several organizations have been studying the advisability of majority voting and the practical issues raised by this standard for the functioning of boards of directors. In particular, the Committee on Corporate Laws of the Section of Business Law of the American Bar Association has undertaken an analysis of possible changes to the Model Business Corporation Act relating to the election of directors. In June, 2005, the Committee issued a draft Discussion Paper setting forth various issues raised by election alternatives, potential changes to the Model Business Corporation Act and the potential consequences of these changes. The Discussion Paper focuses in particular on the benefits and practical challenges raised by the adoption of a majority vote standard. The Committee currently is seeking input on the optimal course of action to assure a clear, understandable and workable voting system. Other organizations, including corporations, shareholder organizations and labor pension funds also are studying the issue.

The Board of Directors believes that it would not be prudent to change its director election process until some of the ongoing studies are complete, more is known about the benefits and risks of alternative approaches to director elections, and a generally accepted framework for majority voting is agreed. Until such time, the Board believes it generally is in the best interest of shareholders to continue to follow its current process, which is the most widely used and tested industry practice for electing directors.

THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

The Company will provide the name and address of the proponent of the shareholder proposal above and the number of shares the proponent holds upon oral or written request for such information. Requests may be sent to the Corporate Secretary, CH 1N27, Weyerhaeuser Company, P.O. Box 9777, Federal Way, Washington 98063-9777, or submitted by calling (253) 924-2345.

ITEM 3—SHAREHOLDER PROPOSAL ON MAJORITY VOTE

A shareholder has advised the Company that he intends to present the following resolution at the Annual Meeting. In accordance with the applicable proxy statement regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the shares of Weyerhaeuser stock voting on the proposal in person or by proxy at the Annual Meeting.

Adopt Simple Majority Vote

RESOLVED: Shareholders recommend that our Board of Directors take each step necessary for a simple majority vote to apply on each issue that can be subject to shareholder vote to the greatest extent possible. This proposal is focused on precluding voting requirements higher than approximately 51%.

Nick Rossi, P.O. Box 249, Boonville, California 95415 submitted this proposal.

75% yes-vote

This topic won a 75% yes-vote average at 7 major companies in 2004. The Council of Institutional Investors www.cii.org formally recommends adoption of this proposal topic.

End Potential Frustration of the Shareholder Majority

Our current rule allows a small minority to frustrate the will of our shareholder majority. For example, in requiring an 80% vote to make certain key governance changes at our company, if 79% vote yes and only 1% vote no—only 1% could force their will on the overwhelming 79% majority.

Progress Begins with One Step

It is important to take one step forward in our corporate governance and adopt the above RESOLVED statement since our 2005 governance standards were not impeccable. For instance in 2005 it was reported (and certain concerns are noted):

•	The Corporate Library (TCL), an independent investment research firm in Portland, Maine rated our company:

•	“D” in Overall Board Effectiveness

•	“F” in Shareholder Responsiveness

•	“D” in Accounting

•	Overall Governance Risk Assessment = High

•	We had no Independent Chairman and not even a Lead Director—Independent oversight concern.

•	We were allowed to vote on individual directors only once in 3-years—Accountability concern.

•	We had to marshal an awesome 80% shareholder vote to make certain key changes—Entrenchment concern.

•	Cumulative voting was not allowed.

•	Poison pill: Apparently in response to a 2003 shareholder proposal, our board adopted a policy requiring poison pill shareholder approval, but allowing our board to override the policy and adopt a pill anyway without shareholder approval. According to The Corporate Library, this “override” provision undermines the shareholder approval requirement.

•	Our board failed to enact shareholder proposals that received a majority of votes cast on more than one occasion.

Additionally:

•	The Weyerhaeuser board set a new standard for shareholder unfriendliness at the 2005 annual meeting, first requiring that shareholder questions for the board be submitted in writing, and then limiting discussion to just 15 minutes. Source: TCL.

•	Adoption of this proposal may enable a management proposal for annual election of each director to be adopted if it again wins more than a simple majority of the votes cast, as it did in 2004, but less than 67% of the total votes.

•	For example the Calpers proposal for annual election of each director won 73% of the yes-no vote at our 2005 annual meeting.

The above practices show there is room for improvement and reinforce the reason to take one step forward now and adopt simple majority vote.

Adopt Simple Majority Vote

Yes on 3

THE COMPANY’S RESPONSE TO THE SHAREHOLDER PROPOSAL—ITEM 3

The Board of Directors believes that this proposal concerning simple majority voting is not in the best interests of the Company and its shareholders and recommends a vote against the proposal.

Washington law provides that most proposals submitted to a vote of the Company’s shareholders require a vote of a majority of the shares present and eligible to vote at the meeting, whether in person or by proxy. This appears to be what the proponent is referring to as a “simple majority vote.”

Washington law also provides that certain matters presented to shareholders may be subject to a greater percentage vote standard if that standard is set forth in a company’s articles of incorporation. The Company’s articles of incorporation, which were approved by shareholder vote, provides that the vote of holders of greater than a majority of the Company’s outstanding shares must approve certain fundamental changes involving the Company. These include amendments to certain provisions of the by-laws or articles of incorporation and significant transactions involving “interested shareholders,” such as mergers, sale of a significant proportion of assets and/or dissolution of the Company, unless disinterested directors make certain approvals or findings regarding the fairness of the transaction for all shareholders.

Contrary to the proponent’s belief, these provisions are not inconsistent with shareholders’ rights but are in fact designed to provide protection for all shareholders. The provisions are not intended to, and do not entrench management or reduce shareholder accountability. They are designed, instead, to protect all shareholders against self-interested actions by one or a few large shareholders. They also are designed to encourage any potential acquirer of the Company to negotiate directly with the Board of Directors. The Company’s Board of Directors is fully independent. Eleven of the Company’s twelve Directors are independent under the standards established by the New York Stock Exchange and the Securities and Exchange Commission. The chairman of the Executive Committee of the Board, which has the authority to act on behalf of the Board between board meetings, is an independent director. The chairman of the Executive Committee is also the lead director for the Board of Directors. All members of the Audit, Compensation and Corporate Governance Committees are independent directors. The Company believes its independent Board is in the best position to evaluate the adequacy and fairness of proposed offers, to negotiate on behalf of all shareholders and to protect shareholders against abusive tactics during a takeover process. The proposal for a “simple majority vote on all issues” would eliminate these protections.

The proponent also contends that approval of this proposal is a means of improving the Company’s corporate governance by lowering the required vote to approve governance changes. The Board is committed to good corporate governance practices and has implemented a variety of measures (discussed elsewhere in this Proxy Statement) to strengthen the Company’s corporate governance processes. The Board does not believe that implementation of this proposal will enhance corporate governance practices at the Company.

According to the Company’s Articles of Incorporation, which were approved by the shareholders, the supermajority provisions described above would be eliminated only if the holders of at least 66 2/3rds of all outstanding shares eligible to vote approved an amendment to the Articles.

THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

The Company will provide the name and address of the proponent of the shareholder proposal above and the number of shares the proponent holds upon oral or written request for such information. Requests may be sent to the Corporate Secretary, CH 1N27, Weyerhaeuser Company, P.O. Box 9777, Federal Way, Washington 98063-9777, or submitted by calling (253) 924-2345.

ITEM 4—SHAREHOLDER PROPOSAL ON EXECUTIVE COMPENSATION

A shareholder has advised the Company that he intends to present the following resolution at the Annual Meeting. In accordance with the applicable proxy statement regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the shares of Weyerhaeuser stock voting on the proposal in person or by proxy at the Annual Meeting.

Pay-for-Superior-Performance Proposal

Resolved: That the shareholders of Weyerhaeuser Company (“Company”) request that the Board of Director’s Executive Compensation Committee establish a pay-for-superior-performance standard in the Company’s executive compensation plan for senior executives (“Plan”), by incorporating the following principles into the Plan:

1.	The annual incentive component of the Company’s Plan should utilize financial performance criteria that can be benchmarked against peer group performance, and provide that no annual bonus be awarded based on financial performance criteria unless the Company exceeds the median or mean performance of a disclosed group of peer companies on the selected financial criteria;

2.	The long-term equity compensation component of the Company’s Plan should utilize financial and/or stock price performance criteria that can be benchmarked against peer group performance, and any options, restricted shares, or other equity compensation used should be structured so that compensation is received only when Company performance exceeds the median or mean performance of the peer group companies on the selected financial and stock price performance criteria; and

3.	Plan disclosure should allow shareholders to monitor the correlation between pay and performance established in the Plan.

Supporting Statement: We feel it is imperative that executive compensation plans for senior executives be designed and implemented to promote long-term corporate value. A critical design feature of a well-conceived executive compensation plan is a close correlation between the level of pay and the level of corporate performance. We believe the failure to tie executive compensation to superior corporate performance has fueled the escalation of executive compensation and detracted from the goal of enhancing long-term corporate value. The median increase in CEO total compensation between 2003 and 2004 was 30.15% for S&P 500 companies, twice the previous year increase of 15.04% according to The Corporate Library’s CEO Pay Survey.

The pay-for-performance concept has received considerable attention, yet most executive compensation plans are designed to award significant amounts of compensation for average or below average peer group performance. Two common and related executive compensation practices have combined to produce pay-for-average-performance and escalating executive compensation.

First, senior executive total compensation levels are targeted at peer group median levels. Second, the performance criteria and benchmarks in the incentive compensation portions of the plans, which typically deliver the vast majority of total compensation, are calibrated to deliver a significant portion of the targeted amount. The formula combines generous total compensation targets with less than demanding performance criteria and benchmarks.

We believe the Company’s Plan fails to promote the pay-for-superior-performance principle. Our Proposal offers a straightforward solution: The Compensation Committee should establish and disclose meaningful performance criteria on which to base annual and long-term incentive senior executive compensation and then set and disclose performance benchmarks to provide for awards or payouts only when the Company exceeds peer group performance. We believe a plan to reward only superior corporate performance will help moderate executive compensation and focus senior executives on building sustainable long-term corporate value.

THE COMPANY’S RESPONSE TO THE SHAREHOLDER PROPOSAL—ITEM 4

The Board of Directors believes that the key components of the proponent’s executive compensation proposal have been implemented in a new compensation program established for the Company beginning in January of this year. Key features of the new program are described in the Compensation Committee report in this proxy statement.

The Compensation Committee of the Board of Directors is composed entirely of directors who are independent as defined by the rules of the New York Stock Exchange. The Compensation Committee is responsible for reviewing and approving the strategy and design of the Company’s compensation, equity-based and benefits programs for the Company’s executive officers. The Committee also has the responsibility of approving all the compensation actions for executive officers and for making recommendations to the Board of Directors for all compensation actions for the chief executive officer.

Beginning late in 2004 and throughout 2005, the Compensation Committee conducted a comprehensive review of the Company’s executive compensation programs. It retained outside consultants to review the Company’s existing compensation program and to compare it with compensation programs of our peers with the intent of making sure that the Company’s overall executive compensation system continues to incent employees to achieve business objectives that will result in superior financial performance and create shareholder value, aid in the retention of key executives, be competitive with our peers and fairly reward both corporate and individual performance. In October, 2005, the Compensation Committee recommended to the Board of Directors that it adopt a new compensation program, the details of which are described more fully in the Compensation Committee’s report included in this proxy statement.

The Board of Directors believes that it substantially implemented the key components of the proponent’s executive compensation proposal by adopting the new compensation program recommended by the Compensation Committee. As discussed in the Compensation Committee report in this proxy statement, the new compensation program for senior executives that went into effect on January 1, 2006 includes an annual cash incentive plan component that is designed to ensure the strong linkage of pay to performance. Funding of awards under the annual incentive plan is based upon achievement of certain performance levels set by the Compensation Committee relative to a peer group comprised of a broad range of basic materials companies. Similarly, the senior executive compensation program has a new long term equity component in the form of performance shares that vest over a three year period. Shares will be funded based upon the financial performance of the company relative to the new basic materials group, measured over a 3-year performance period. Actual grants to individual executive officers from the pool of shares funded as a result of the company’s performance will be based on the individual executive’s performance over the 3-year performance period.

The Board of Directors also believes that the proponent’s proposal does not adequately reflect all of the fundamental principles that should guide executive compensation decisions. The proposal reflects a single compensation principle, which is to focus executives on performance relative to the company’s peers. The Board of Directors believes that the Compensation Committee’s compensation philosophy and program reflects this principle, but the Board also believes that other principles, as set out in the Compensation Committee report, should also guide executive compensation decisions. For example, the Board believes that the company’s compensation program should motivate employees to achieve company and business objectives; attract, retain and motivate key employees; be competitive with peer companies; and align the interests of employees to promote a “one company” perspective; as well as to ensure strong linkage of pay to performance. The Board believes that the proponent’s proposal excludes such principles.

THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

The Company will provide the name and address of the proponent of the shareholder proposal above and the number of shares the proponent holds upon oral or written request for such information. Requests may be sent to the Corporate Secretary, CH 1N27, Weyerhaeuser Company, P.O. Box 9777, Federal Way, Washington 98063-9777, or submitted by calling (253) 924-2345.

ITEM 5—SHAREHOLDER PROPOSAL ON FOREST STEWARDSHIP COUNCIL (FSC) CERTIFICATION

A shareholder has advised the Company that he intends to present the following resolution at the Annual Meeting. In accordance with the applicable proxy statement regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the shares of Weyerhaeuser stock voting on the proposal in person or by proxy at the Annual Meeting.

Whereas:

The Forest Stewardship Council (FSC) has developed a comprehensive program of forest land and forest products manufacturing facilities certification that is gaining acceptance among industry peers, retailers, and consumers.

FSC goes beyond compliance with law, and hence provides for strong protection of forest ecosystems and the communities that depend on them. FSC is international and the principles and criteria do not presume that local laws and regulations assure exemplary forest management. FSC certification is based upon a broad array of social and environmental criteria.

Forest Stewardship Council certification of forest lands and forest products processing operations are increasing. As of 2005, more than 160 million acres of forest lands have earned FSC certification globally compared to less than 100 million acres in 2003. The current North American acreage is 50 million.

Recognizing the strong environmental and social results of FSC, major North American competitors including Potlatch Corporation, Domtar Inc., and Alberta Pacific Forest Industries Inc. have recently earned FSC certification for some of their forest lands.

Alberta Pacific Forest Industries gained FSC certification of more than 13 million acres of forest in northeastern Alberta. Potlatch Corporation has FSC certified lands of more than 1 million acres in Idaho, Arkansas, and Minnesota.

In a press release on attaining certification, Alberta Pacific Industries stated, “Alberta-Pacific chose to pursue FSC certification because of it’s credibility in the global marketplace, track record as a results-oriented independent organization, endorsement by Aboriginal people, conservation groups and business, and focus on achieving social and economic as well as environmental standards.”

While our company’s joint venture Iisaak Forest Resources has earned certification for an area around 200 acres, there are no certified forestlands registered under the Weyerhaeuser name, according to the FSC list of certified forestlands. Proponents believe that pursuing FSC certification will improve the environmental and social impact of the company’s operations.

Pursuing FSC certification would bolster the company’s reputation among environmental organizations, socially responsible investors, and retailers such as Home Depot and R.R. Donnelly and Sons, which have recently taken steps to sell and use more FSC certified wood products.

In the United States the current number of companies holding FSC chain of custody certificates exceeds 570. The number of companies holding paper related FSC chain of custody certificates is 60 including mills, merchants, and printers.

FSC standards explicitly address the general welfare and financial benefits accruing to employees and contractors. FSC standards have an explicit principle recognizing the rights of indigenous peoples. Calvert believes that FSC criteria would help Weyerhaeuser better manage its relationships with these important social stakeholders.

Resolved: Shareholders request that the Board prepare a report, at reasonable cost and omitting proprietary information, by November 1, 2006, assessing the feasibility of earning FSC certification for its forest lands and forest products manufacturing facilities. Proponents believe that pursuing FSC certification will improve the environmental and social impact of the company’s operations.

THE COMPANY’S RESPONSE TO THE SHAREHOLDER PROPOSAL—ITEM 5

Weyerhaeuser strongly supports forest certification, which demonstrates the company’s commitment to the principles of sustainable forestry and provides independent verification its forests are managed according to those principles. Weyerhaeuser pioneered forest certification, having the first forest certified to the earliest program, the American Tree Farm system, in 1941. The company has followed the evolution of certification systems closely. In 1994, the company had one of the earliest independent assessments of the feasibility of certification to the Forest Stewardship Council (FSC) for its forests land in Washington. Weyerhaeuser has engaged in the development of regional FSC standards, the Canadian Standards Association (CAN/CSA Z 809) Sustainable Forest Management standard (CSA), and the Sustainable Forestry Initiative® (SFI) standard and programs.

Having made a commitment to forest certification and thoroughly evaluated the available programs, the company made the decision, in 1999, to certify all of the forests it owns or manages worldwide to the ISO 14001 standard and to certify all of our forests in North America to the recognized national standards, either SFI or CSA. Weyerhaeuser chose SFI and CSA as the programs that best address the environmental, social, and economic principles of sustainable forestry in North America, consistent with Weyerhaeuser’s forest management strategies and its responsibilities to its shareholders, customers, and communities, and as programs widely accepted by its customers in the global marketplace. In Canada the CSA standard is especially appropriate for managing public lands, to help meet provincial government requirements in collaboration with interested stakeholders.

Weyerhaeuser completed certification to ISO, CSA, or SFI standards as described above for all of its forests worldwide in 2005. In addition to certifying its forests, Weyerhaeuser has certified the procurement systems of all of its primary mills in the U.S. to the procurement provisions in the SFI standard. In 2004, 40% of the raw material used in the company’s U.S. primary mills originated from Weyerhaeuser’s own SFI-certified forests. The remaining 60% came primarily from other private owners. In Canada, Weyerhaeuser has certified the procurement systems of nine of its primary mills to CSA’s chain of custody standard. In 2004, 70% of the raw material used in the company’s Canadian primary mills originated from lands managed by Weyerhaeuser and certified to the CSA standard.

Weyerhaeuser supports the advancement of all credible forest certification systems, and mutual recognition among those systems. Weyerhaeuser has and will certify lands to standards other than CSA and SFI in appropriate circumstances. As noted, the company’s Iisaak Joint Venture was awarded the first FSC certification in Canada, and as a partner in Clergue Forest Management, Inc., on the Algoma Forest in Ontario, the company recently supported certification of its 1,094,000 hectares to the FSC standard. Weyerhaeuser distributes FSC certified products and holds several FSC chain-of-custody certifications. The company is supporting development of a national standard in New Zealand, and also expects to promote products certified to the Programme for the Endorsement of Forest Certification (PEFC) standard.

The global marketplace has responded to forest certification by supporting competition among a small number of credible systems. Customers have accepted Weyerhaeuser’s significant investment in forest and product certification, principally to the ISO, CSA, and SFI standards, as satisfying their expectations and meeting their procurement policies. Weyerhaeuser will continue to monitor its customers’ needs and to actively promote forest certification and mutual recognition of credible systems to improve forest management worldwide. Weyerhaeuser finds no shareholder value in incurring the costs of reassessing its certification decisions.

THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

The Company will provide the name and address of the proponent of the shareholder proposal above and the number of shares the proponent holds upon oral or written request for such information. Requests may be sent to the Corporate Secretary, CH 1N27, Weyerhaeuser Company, P.O. Box 9777, Federal Way, Washington 98063-9777, or submitted by calling (253) 924-2345.

ITEM 6—SHAREHOLDER PROPOSAL ON AN INDEPENDENT CHAIRMAN

RESOLVED: That stockholders of Weyerhaeuser Company, (“Weyerhaeuser” or “the Company”) ask the board of directors to adopt a policy that the board’s chairman be an independent director who has not previously served as an executive officer of Weyerhaeuser. The policy should be implemented so as not to violate any contractual obligation. The policy should also specify (a) how to select a new independent chairman if a current chairman ceases to be independent during the time between annual meetings of shareholders; and, (b) that compliance with the policy is excused if no independent director is available and willing to serve as chairman.

SUPPORTING STATEMENT: It is the responsibility of the Board of Directors to protect shareholders’ long-term interests by providing independent oversight of management, including the Chief Executive Officer (CEO), in directing the corporation’s business and affairs. Currently at our Company, Mr. Steven R. Rogel holds both the positions of Chairman of the Board and CEO. We believe that this current scheme may not adequately protect shareholders.

Shareholders of Weyerhaeuser require an independent leader to ensure that management acts strictly in the best interests of the Company, especially when our Company is facing significant challenges. For example, in April 2005, a federal bankruptcy judge levied a $457.8 million judgment against the Company for, “violating contract warranties,” during its 1993 spin-off of its disposable diaper division1. This judgment represents a potentially significant portion of the Company’s earnings. Also, the company has recently announced plant closures that will leave nearly 700 Canadian employees jobless.2 Shareholders need to be assured that the Board of Directors is representing their best interests during these potential crises.

As a long-term shareholder of our Company, we believe that ensuring that the Chairman of the Board of our Company is independent, will enhance Board leadership at Weyerhaeuser, and protect shareholders from future management actions that can harm shareholders. Other corporate governance experts agree. As a Commission of The Conference Board stated in a 2003 report, “The ultimate responsibility for good corporate governance rests with the board of directors. Only a strong, diligent and independent board of directors that understands the key issues, provides wise counsel and asks management the tough questions is capable of ensuring that the interests of shareowners as well as other constituencies are being properly served.”

We believe that the recent wave of corporate scandals demonstrates that no matter how many independent directors there are on the Board, that Board is less able to provide independent oversight of the officers if the Chairman of that Board is also the CEO of the Company.

We, therefore, urge shareholders to vote FOR this proposal.

THE COMPANY’S RESPONSE TO THE SHAREHOLDER PROPOSAL—ITEM 6

The Board of Directors believes that this proposal concerning an Independent Chairman is not in the best interests of the Company and its shareholders and recommends a vote against the proposal.

An underlying premise of the proposal appears to be that the CEO’s service as Chairman could impair the Board’s independence and result in actions that are not in the best interest of the Company. This premise does not reflect the Company’s experience, where the Board is fully independent. Eleven of the Company’s twelve Directors are independent under the standards established by the New York Stock Exchange and the Securities and Exchange Commission. These strong and independent directors are or have recently been leaders of major companies and institutions and are independent thinkers with a wide range of experiences and skills.

In addition, the Board has in place many of the corporate best practices recommended by the New York Stock Exchange and the SEC to ensure a strong and independent Board. For example, The Board of Directors has a lead director, who is an independent director. The Board also has a Corporate Governance Committee, comprised entirely of independent directors, which reviews management succession processes, and manages the process that the Board of Directors uses in the evaluation of the CEO and in selecting persons to be appointed as CEO. In addition, the Board’s Compensation Committee, which is comprised entirely of independent directors, is responsible for setting annual and long-term performance goals for the CEO and for evaluating his performance against those goals. The Compensation Committee approves all base and incentive compensation awards to the CEO. The Board’s Audit Committee, which is comprised entirely of independent directors, takes an active role in reviewing the Company’s financial statements, risk profile and compliance efforts. The Chairman of the Board’s Executive Committee, which has the powers and authority of the Board in between Board meetings and can be convened to respond to crises, is an independent director. The independent directors on the Board of Directors routinely meet in separate executive session without any member of management present.

1	“Company Faces $458 M Judgment”, Fulton County Daily Report, April 13, 2005.

2	“Weyerhaeuser to Close Paper Mill in Prince Albert”, Canadian Press Newswire, October 4, 2005.

As described elsewhere in this proxy statement, the Board of Directors has adopted formal governance guidelines for the Board. The Board and each of its committees has the right at any time, at the Company’s expense and without consulting with or obtaining the prior approval of Company management, to retain independent outside financial, legal or other advisers. The Compensation Committee has the sole authority to hire and terminate compensation advisors for senior management compensation review. The Audit Committee has the sole authority to hire and terminate the outside auditors. The Board determines what information it needs from management and requests that the Chairman arrange meetings, establish agendas and provide the requested presentations and information. The Board believes that that having the CEO as Chairman does not compromise the Board’s decision making process.

In the report of the Commission of The Conference Board Commission referenced by the proponent, the Commission noted that board structures vary greatly among US corporations and no single board structure has yet been demonstrated to be superior in providing the oversight that leads to corporate success. The structure used by the Company’s Board was, in fact, approved by the Commission in the report. The Board periodically reevaluates its structure and performance, and believes that at this time its current structure is effective to ensure proper oversight of the Company and it is not necessary to have an independent director serve as Chairman. A requirement that the Chairman always be an independent director who has never previously served as an executive officer of the Company would inappropriately restrict the Board’s flexibility to provide the Company with what it deems to be the most effective Board leadership at any time.

THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

The Company will provide the name and address of the proponent of the shareholder proposal above and the number of shares the proponent holds upon oral or written request for such information. Requests may be sent to the Corporate Secretary, CH 1N27, Weyerhaeuser Company, P.O. Box 9777, Federal Way, Washington 98063-9777, or submitted by calling (253) 924-2345.

ITEM 7—PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, OF THE APPOINTMENT OF AUDITORS

KPMG LLP currently serves as the Company’s independent auditors, and that firm conducted the audit of the Company’s accounts for fiscal year 2005. The Audit Committee has appointed KPMG LLP to serve as independent auditors to conduct an audit of the Company’s accounts for fiscal year 2006.

Selection of the Company’s independent accountants is not required to be submitted to a vote of the shareholders of the Company for ratification. In addition, the Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent auditors. However, the Board of Directors is submitting this matter to the shareholders as a matter of good corporate practice. If the shareholders fail to vote on an advisory basis in favor of the selection, the Audit Committee will reconsider whether to retain KPMG LLP, and may retain that firm or another without re-submitting the matter to the Company’s shareholders. Even if shareholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and the shareholders.

THE BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL.

SHAREHOLDER RIGHTS PLAN POLICY

The Board of Directors adopted the following Shareholder Rights Plan Policy in February, 2004:

The Board of Directors shall obtain shareholder approval prior to adopting any shareholder rights plan; provided, however, that the Board may act on its own to adopt a shareholder rights plan if a majority of the independent Directors of the Board, exercising their fiduciary duties under Washington law, determine that such submission to shareholders would not be in the best interests of shareholders under the circumstances.

CONFIDENTIAL VOTING POLICY

The Board of Directors adopted the following Confidential Voting Policy in 1991:

It is the policy of this corporation that all shareholder proxies, ballots and voting materials that identify the votes of specific shareholders be kept permanently confidential and not be disclosed to this corporation, its affiliates, directors, officers and employees or to any third parties except (i) where disclosure is required by applicable law, (ii) where a shareholder expressly requests disclosure, (iii) where the corporation concludes in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of any tabulation of such proxies, ballots or votes and (iv) that aggregate vote totals may be disclosed to the corporation from time to time and publicly announced at the meeting of shareholders at which they are relevant.

Proxy cards and other voting materials that identify shareholders will be returned to the bank or other financial services entity with which this corporation has contractual arrangements to provide stock transfer services in respect to its common shares or any other independent business entity of which this corporation is not an affiliate.

The tabulation process and results of shareholder votes will be inspected by the bank or other financial services entity with which this corporation has contractual arrangements to provide stock transfer services in respect to its common shares or any other independent business entity of which this corporation is not an affiliate. Such inspectors must certify in writing to this corporation’s Board of Directors (and in the circumstances described in the fifth paragraph of this policy, the proponent) that the election and tabulation was, to the best of the inspectors’ knowledge after diligent inquiry, carried out in compliance with this policy.

The tabulators and inspectors of election and any authorized agents or other persons engaged in the receipt, count and tabulation of proxies shall be advised of this policy and instructed to comply therewith, and must sign a statement certifying such compliance.

In the event of any solicitation of a proxy (a “proxy contest”) with respect to any of the securities of this corporation by a person (the “proponent”) other than this corporation of which solicitation this corporation has actual notice, this corporation will request in writing that the proponent and all agents and other persons engaged by the proponent agree to the procedures for return of proxies, tabulation, inspection and certification set forth in the second, third and fourth paragraphs of this policy; and this corporation will not be bound to comply with this policy during the course of such proxy contest in the event that the proponent is not willing to agree to be bound by the policy as well.

This policy will not prohibit shareholders from disclosing their votes to this corporation or the Board of Directors if a shareholder chooses to do so. Nor will this policy impair free and voluntary communication between this corporation and its shareholders.

RELATIONSHIPS WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of KPMG LLP, independent public accountants, audited the accounts of the Company and subsidiaries for 2005 and has been selected to do so for 2006. Representatives of KPMG LLP are expected to be present at the annual shareholder meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

The Company was billed for professional services provided during fiscal years 2004 and 2005 by KPMG LLP in the amounts set out in the following table. The Audit Committee of the Board of Directors has considered the services rendered by KPMG LLP for services other than the audit of the Company’s financial statements and has determined that the provision of these services is compatible with maintaining the firm’s independence.

Services Provided	Fee Amount 2004	Fee Amount 2005
Audit Fees (1)	$8,304,000	$9,429,000
Audit Related Fees (2)	$490,500	$430,000
Tax Fees (3)	153,000	$145,000
All Other Fees	$0	$0
Total	$8,947,500	$10,004,000

(1)	Fees in connection with the audit of the Company’s annual financial statements for the fiscal year ended December 26, 2004 and December 25, 2005, reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q during the 2004 and 2005 fiscal year, Sarbanes-Oxley Section 404 attestation services, and comfort letters.

(2)	Primarily fees for services rendered in support of employee benefit plan audits for the fiscal year ended December 26, 2004 and December 25, 2005.

(3)	Fees for services rendered related to international tax services.

The Audit Committee has adopted a policy that it is required to approve the audit and non-audit services to be performed by the independent auditor to assure that the provision of such services does not impair the auditor’s independence. All services, engagement terms, conditions and fees, as well as changes in such terms, conditions and fees must be approved by the Committee in advance. The Audit Committee will annually review and approve services that may be provided by the independent auditor during the next year and will revise the list of approved services from time to time based on subsequent determinations. The Committee believes that the independent auditor can provide tax services to the Company such as tax compliance, tax planning and tax advice without impairing the auditor’s independence, but the Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the auditor. The authority to approve services may be delegated by the Committee to one or more of its members, but may not be delegated to management. If authority to approve services has been delegated to a Committee member, any such approval of services must be reported to the Committee at its next scheduled meeting. During fiscal 2004 and 2005, 2% and 1%, respectively, of total fees paid to KPMG LLP related to non-audit services (tax and all other fees).

PROXY SOLICITATION EXPENSES

All expenses of soliciting proxies, including clerical work, printing and postage, will be paid by the Company. Proxies may be solicited personally, or by telephone, by employees of the Company, but the Company will not pay any compensation for such solicitations. The Company expects to pay fees of approximately $15,000 for assistance by Innisfree M&A Incorporated in the solicitation of proxies. In addition, the Company will reimburse brokers, banks and other persons holding shares in their names or in the names of nominees for their expenses for sending material to principals and obtaining their proxies.

OTHER BUSINESS

The Board of Directors knows of no other matters to be presented at the meeting. If any other matters come before the meeting, the proxy holders intend to vote on such matters in accordance with their best judgment.

FUTURE SHAREHOLDER PROPOSALS AND NOMINATIONS

Shareholder proposals intended to be presented at the Company’s 2004 annual meeting of shareholders pursuant to Rule 14a-8 promulgated by the Securities and Exchange Commission must be received by the Company at its executive offices, P.O. Box 9777, Federal Way, WA 98063-9777, attention of the Corporate Secretary, on or before November 3, 2006.

The bylaws of the Company establish procedures for shareholder nominations for elections of directors of the Company and bringing business before any annual meeting of shareholders of the Company. Any shareholder entitled to vote generally in the election of directors may nominate one or more persons for election as directors at a meeting only if written notice of such shareholder’s intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company, not less than 90 days nor more than 120 days prior to the meeting; provided, however, that in the event that less than 100 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received no later than the close of business on the tenth day following the day on which the notice of meeting date was mailed or publicly disclosed, whichever first occurs. Any notice to the Secretary must include: (i) the name and address of record of the shareholder who intends to make the nomination; (ii) a representation that the shareholder is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the name, age, business and residence addresses, and principal occupation or employment of each nominee; (iv) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (v) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (vi) the consent of each nominee to serve as a director of the Company if so elected. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company. The presiding officer of the meeting may, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedure, in which event, the officer will announce that determination to the meeting and the defective nomination will be disregarded.

To be brought before an annual meeting by a shareholder, business must be appropriate for consideration at an annual meeting and must be properly brought before the meeting. Business will have been properly brought before the annual meeting by a shareholder if the shareholder has given timely notice thereof in writing to the Secretary of the Company and has complied with any other applicable requirements. To be timely, each such notice must be given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company, not less than 90 days nor more than 120 days prior to the meeting; provided, however, that in the event that less than 100 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received no later than the close of business on the tenth day following the day on which notice of the meeting date was mailed or publicly disclosed was made, whichever first occurs. Any notice to the Secretary must include as to each matter the shareholder proposes to bring before the annual meeting (w) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (x) the name and address of record of the shareholder proposing such business, (y) the name, class or series and number of shares of the Company that are owned by the shareholder, and (z) any material interest of the shareholder in such business. Public disclosure of the date of the 2006 annual meeting of shareholders was made in the enclosure with the dividend, which was mailed to shareholders in December 2005. The date of the next annual meeting of shareholders of Weyerhaeuser Company after the 2006 annual meeting is April 19, 2007.

For the Board of Directors

CLAIRE S. GRACE

Corporate Secretary

Federal Way, Washington

March 14, 2006

APPENDIX A

Audit Committee

of the Board of Directors

of Weyerhaeuser Company

Membership

The Committee will consist of no fewer than three directors.

Qualifications of members: The Committee will be comprised entirely of independent directors and at least one member of the Committee will serve concurrently on the Corporate Governance Committee. Each member of the Committee shall be financially literate and at least one member of the Committee must satisfy the requirements of the New York Stock Exchange and the SEC rules regarding “financial expertise,” as determined by the Board of Directors.

Appointment and removal of members: By the Board of Directors, considering the recommendation of the Corporate Governance Committee.

Purpose of the Committee

The Audit Committee is designed to assist the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of the company, including the Company’s compliance with legal and regulatory requirements, and such other duties as directed by the Board of Directors. The Committee has sole authority from the Board of Directors for the appointment, compensation, and oversight of the Company’s independent auditors, including the approval of any significant non-audit relationship.

Goals and Responsibilities

To carry out its responsibilities, the Committee will:

1.	Retain and replace, if necessary, the Company’s independent auditors.

2.	Annually review (a) the independent auditors report on the firm’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, (c) all relationships between the firm and the Company, and (d) the qualifications, performance and independence of the firm.

3.	Discuss the annual audited financial statements with management and the independent auditor and discuss with the independent auditor the matters required to be discussed by relevant auditing standards and recommend to the Board of Directors whether, based on such reviews and discussions, the audited financial statements should be included in the Company’s Annual Report on Form 10-K.

4.	Review with the independent auditor outcomes of the audit, including their conclusions, significant findings, and recommendations, and related management responses and any problems or difficulties with management’s response.

5.	Discuss the unaudited quarterly financial statements with management and the independent auditor.

6.	Discuss with management, internal audit and the independent auditor prior to release earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. This responsibility may be delegated to the Committee chairman. Committee members may participate in such discussions at their discretion.

7.	Review annual audit plans of the Director of Internal Audit and the independent auditor.

8.	Review the effectiveness of the Company’s system of internal controls.

9.	Review legal and regulatory matters that may have a material effect on the Company’s financial statements and related Company compliance policies and programs.

10.	Discuss with management, internal audit and the independent auditor the Company’s policies with respect to assessing and managing risk.

11.	Assess the performance of the internal audit function, at least annually.

12.	Prepare the Audit Committee report required by the rules of the SEC to be included in the Company’s annual proxy statement.

13.	Meet separately with Internal Audit and the Independent auditor after each regular Committee meeting (at least three times a year), and periodically, with the Company’s management.

14.	Recommend to the Board of Directors policies for the Company’s hiring of employees or former employees of the independent auditor.

15.	As appropriate, obtain advice and assistance of outside legal counsel, accounting resources or other advisors.

16.	Assess the effectiveness of the Committee, including the adequacy of the Committee’s charter, at least annually and recommend any proposed changes to the Board of Directors for approval.

17.	Work with the Governance Committee when it identifies and refers to the Committee any issues that could have a material financial effect on the Company.

18.	Establish procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls or auditing matters including the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Structure and Operations

The Board of Directors will appoint the chair of the Committee.

The Committee will meet at such times as it determines to be necessary or appropriate, but no fewer than three times per year.

The Committee will report to the Board of Directors with regard to any actions taken.

A representative of management will function as Committee support and be a liaison with management. The role of the management liaison will be to:

1.	Work with Committee Chair and the CEO to establish an agenda for each meeting.

2.	Prepare briefing and pre-meeting reading materials for Committee members.

3.	Arrange for appropriate persons to present agenda items at Committee meetings or to be present for discussions with the Committee.

Audit Committee’s Role

The Committee’s job is one of oversight. While the Audit Committee has the responsibilities and powers set forth in its Charter, it is not the duty of the Audit Committee to prepare financial statements, plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management or the independent auditors or both as appropriate. In carrying out its oversight responsibilities, the Committee is not providing any professional certification or expert assurance as to the Company’s financial statements or as to the independent auditor’s work.

This proxy statement can be recycled. Thank you for recycling.

TO REACH CORPORATE

HEADQUARTERS

From Seattle: Drive south on Interstate 5, approximately 24 miles from the city center, following the signs for “Tacoma/Portland.” Go 1/10 mile past Exit 142-B to Exit 142-A. Take this exit and stay to your right, heading east. Stay in the right-hand lane and take the Weyerhaeuser Way South exit. Turn left at the light, cross the overpass, and go through the traffic circle. Turn left again at the East Entrance sign and follow the directions for parking.

From Seattle: Drive approximately 24 miles south from city center on Interstate 5, following the signs for “Tacoma/Portland” and take Exit 143 (Federal Way/S. 320th St.). Turn left onto S. 320th, cross over the freeway and go through two lights to the light at Weyerhaeuser Way South. Turn right and proceed past the Technology Center to the traffic circle. Take the second exit out of the traffic circle. Take the next right into the East Entrance (approximately 1 block) and follow the directions for parking.

From Tacoma: Drive north on Interstate 5, approximately 8 miles from city center, and take Exit 142A (Auburn, Highway 18, North Bend). Stay in the far right lane. Take the exit to Weyerhaeuser Way South. Turn left at the light, cross the overpass, and go through the traffic circle. Turn left again at the East Entrance sign and follow the directions for parking.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Please Mark Here for Address Change or Comments

SEE REVERSE SIDE

The Board of Directors recommends a vote “FOR” all nominees in Item 1

Election of Directors Nominees: 01 Richard F. Haskayne

02 Donald F. Mazankowski

03 Nicole W. Piasecki

FOR

WITHHELD

FOR ALL

WITHHELD FOR: (Write that nominee’s name in the space provided below:)

The Board of Directors recommends a vote “FOR” item 7 and “AGAINST” items 2, 3, 4, 5 and 6.

Item 2. Shareholder proposal on director election by majority

Item 3. Shareholder proposal on majority vote

Item 4. Shareholder proposal on executive compensation

Item 5. Shareholder proposal on Forest Stewardship Council (FSC) certification

FOR

AGAINST

ABSTAIN

FOR

AGAINST

ABSTAIN

FOR

AGAINST

ABSTAIN

FOR

AGAINST

ABSTAIN

Item 6. Shareholder proposal on an independent chairman

Item 7. Approval, on an advisory basis, of the appointment of auditors

FOR

AGAINST

ABSTAIN

FOR

AGAINST

ABSTAIN

The proxies are authorized to vote in their discretion upon other matters that may properly come before the meeting.

Choose MLink™ for fast, easy and secure 24/7 online access to your future proxy materials, shareholder communications, tax documents and more. Simply log on to Investor Service Direct® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

Signature

Signature

Date

Note: Please sign as name appears hereon, joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

FOLD AND DETACH HERE

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/wy

Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

Telephone 1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

OR

Mail

Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone, please DO NOT mail back your proxy card.

IF YOU PLAN TO ATTEND THE MEETING

Admission Ticket

Weyerhaeuser

Annual Meeting of Shareholders

Date — April 20, 2006 Time — 9:00 a.m. Pacific Time Location — Weyerhaeuser Company Corporate Headquarters Building 33663 Weyerhaeuser Way South Federal Way, Washington 98003

ADMITTANCE MAY BE DENIED WITHOUT A TICKET

Weyerhaeuser

ANNUAL MEETING OF SHAREHOLDERS

APRIL 20, 2006

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Steven R. Rogel, Richard F. Haskayne and Martha R. Ingram, and each of them, with full power to act without the other and with full power of substitution, as proxies to represent and to vote, as directed herein, all shares not held in Benefit Plan accounts the undersigned is entitled to vote at the annual meeting of the shareholders of Weyerhaeuser Company to be held at the Corporate Headquarters Building, Federal Way, Washington, on Thursday, April 20, 2006, at 9 am, and all adjournments thereof. Shares will be voted as directed on the reverse side of this Proxy card. If the card is signed and returned without specific instructions for voting, the shares will be voted in accordance with the recommendations of the Board of Directors.

If there are shares allocated to the undersigned in the Weyerhaeuser Company 401(k), Weyerhaeuser Company Ltd. Investment Growth, or Performance Share Plans, the undersigned hereby directs the Trustee to vote all full and fractional shares as indicated on the reverse side of this card. If the card is signed and returned without specific instructions for voting, the shares will be voted in accordance with the recommendations of the Board of Directors. Shares for which no voting instructions are received will be voted as provided by the Plans.

If you are voting with this proxy card, please mark your choices and sign the other side of the proxy card and return it promptly to: Weyerhaeuser Company, c/o Mellon Investor Services, P.O. Box 3865, South Hackensack NJ 07606-3865.

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

PLEASE NOTE THAT YOU WILL NEED TO PRESENT THE ADMISSION TICKET PROVIDED BELOW TO OBTAIN ADMISSION TO THE ANNUAL MEETING. ACCORDINGLY, THE ADMISSION TICKET SHOULD NOT BE RETURNED WITH THIS PROXY CARD IF YOU VOTE BY MAIL.

You can access, view and download this year’s Annual Report and Proxy Statement at the Weyerhaeuser Company website at www.weyerhaeuser.com under Investors.

IF YOU PLAN TO ATTEND THE MEETING

ADMISSION TICKET

Please present this admission ticket for admittance to the Annual Meeting.

If you plan to attend the Annual Meeting in person, do not return this admission ticket with the proxy card if you vote your shares by mail.

For security purposes no banners, placards, signs, literature for distribution or cameras may be taken into the meeting.